UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549.

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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WABASH NATIONAL CORPORATION

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WABASH NATIONAL CORPORATION

1000 Sagamore Parkway South

Lafayette, Indiana 47905

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 12, 2016

To the Stockholders of Wabash National Corporation:

The 2016 Annual Meeting of Stockholders of Wabash National Corporation will be held at the Wabash National Corporation Ehrlich Innovation Center, located at 3233 Kossuth Street, Lafayette, IN 47905, on Thursday, May 12, 2016, at 10:00 a.m. local time for the following purposes:

1.	To elect seven members of the Board of Directors from the nominees named in the accompanying proxy statement;

2.	To hold an advisory vote on the compensation of our executive officers;

3.	To re-approve the performance goals included in the Wabash National Corporation 2011 Omnibus Incentive Plan;

4.	To ratify the appointment of Ernst & Young LLP as Wabash National Corporation’s independent registered public accounting firm for the year ending December 31, 2016; and

5.	To consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. Management is currently not aware of any other business to come before the Annual Meeting.

Each outstanding share of Wabash National Corporation (NYSE:WNC) Common Stock entitles the holder of record at the close of business on March 14, 2016, to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. Shares of our Common Stock can be voted at the Annual Meeting only if the holder is present in person or by valid proxy. Management cordially invites you to attend the Annual Meeting.

IF YOU PLAN TO ATTEND

Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Registration and seating will begin at 9:00 a.m. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors

ERIN J. ROTH
Senior Vice President
March 31, 2016	General Counsel and Corporate Secretary

IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, WE URGE YOU TO VOTE YOUR SHARES AT YOUR EARLIEST CONVENIENCE. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. PROMPTLY VOTING YOUR SHARES BY SIGNING, DATING AND RETURNING THE PROXY CARD MAILED WITH YOUR NOTICE, OR BY VOTING VIA THE INTERNET OR BY TELEPHONE, WILL SAVE US THE EXPENSE AND EXTRA WORK OF ADDITIONAL SOLICITATION. AN ADDRESSED ENVELOPE FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IS ENCLOSED WITH YOUR PROXY CARD. SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING YOUR SHARES AT THE MEETING IF YOU DESIRE TO DO SO, AS YOUR PROXY IS REVOCABLE AT YOUR OPTION. YOUR VOTE IS IMPORTANT, SO PLEASE ACT TODAY.

TABLE OF CONTENTS

PROXY STATEMENT

Annual Meeting of Stockholders on May 12, 2016

WABASH NATIONAL CORPORATION

1000 Sagamore Parkway South

Lafayette, Indiana 47905

PROXY STATEMENT

Annual Meeting of Stockholders on May 12, 2016

This Proxy Statement is furnished on or about March 31, 2016 to stockholders of Wabash National Corporation (hereinafter, “we,” “us,” “Company,” “Wabash,” and “Wabash National”), 1000 Sagamore Parkway South, Lafayette, Indiana 47905, in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Stockholders to be held at the Wabash National Corporation Ehrlich Innovation Center, located at 3233 Kossuth Street, Lafayette, IN 47905, on Thursday, May 12, 2016 at 10:00 a.m. local time, (the “Annual Meeting”) and at any adjournments or postponements of the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 12, 2016.

Our Annual Report and this Proxy Statement are available at http://material.proxyvote.com/929566. To access our Annual Report and Proxy Statement, enter the control number referenced on your proxy card.

ABOUT THE MEETING

What is The Purpose of the Annual Meeting?

At the Annual Meeting, our management will report on our performance during 2015 and respond to questions from our stockholders. In addition, stockholders will act upon the matters outlined in the accompanying Notice of Annual Meeting of Stockholders, which include the following four proposals:

Proposal 1	To elect seven members of the Board of Directors;

Proposal 2	To hold an advisory vote on the compensation of our executive officers;

Proposal 3	To re-approve the performance goals included in the Wabash National Corporation 2011 Omnibus Incentive Plan; and

Proposal 4	To ratify the appointment of Ernst & Young LLP as Wabash National Corporation’s independent registered public accounting firm for the year ending December 31, 2016.

Stockholders will also consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. Management is currently not aware of any other business to come before the Annual Meeting.

Who is Entitled to Vote?

Only stockholders of record at the close of business on March 14, 2016 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote the shares of common stock of the Company (“Common Stock”) that they held on the Record Date at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. Each share entitles its holder to cast one vote on each matter to be voted upon.

A list of stockholders of record as of the Record Date will be available for inspection during ordinary business hours at our offices located at 1000 Sagamore Parkway South, Lafayette, Indiana 47905, from May 5, 2016 to the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting.

Who can Attend the Annual Meeting?

All stockholders as of the close of business on the Record Date, or their duly appointed proxies, may attend the Annual Meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the Annual Meeting. Alternatively, to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Annual Meeting.

What Constitutes a Quorum?

The presence at the Annual Meeting, in person or by valid proxy, of the holders of a majority of the shares of our Common Stock outstanding on the Record Date will constitute a quorum, permitting us to conduct our business at the Annual Meeting. As of the Record Date, 65,315,924 shares of Common Stock, held by 662 stockholders of record, were outstanding and entitled to vote at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting.

How do I Vote?

You can vote on matters to come before the Annual Meeting in the following four ways:

•	Visit the website noted on your proxy card to vote via the internet;
•	Use the telephone number on your proxy card to vote by telephone;
•	Vote by mail by completing, dating and signing the proxy card mailed with your notice and returning it in the provided postage-paid envelope. If you do so, you will authorize the individuals named on the proxy card, referred to as the proxies, to vote your shares according to your instructions. If you provide no instructions, the proxies will vote your shares according to the recommendation of the Board of Directors or, if no recommendation is given, in their own discretion; or,
•	Attend the Annual Meeting and cast your vote in person.

What if I Vote and Then Change my Mind?

You may revoke your proxy at any time before it is exercised by:

•	Providing written notice of revocation to the Corporate Secretary, Wabash National Corporation, 1000 Sagamore Parkway South, Lafayette, Indiana 47905;
•	By voting again, on a later date, via the internet or by telephone (only your latest internet or telephone proxy submitted prior to the Annual Meeting will be counted);
•	Submitting another duly executed proxy bearing a later date; or
•	Attending the Annual Meeting and casting your vote in person.

Your last vote will be the vote that is counted.

What are the Board’s Recommendations?

The Board recommends that you vote FOR election of the nominated slate of directors (p. 4), FOR the approval of the compensation of our executive officers (p. 54), FOR the re-approval of the performance goals included in the Wabash National Corporation 2011 Omnibus Incentive Plan (p. 57), and FOR ratification of the appointment of our auditors (p. 65). Unless you give other instructions, the persons named as proxy holders on the proxy card will vote in accordance with the Board’s recommendation. With respect to any other matter that properly comes before the meeting, the proxy holders will vote in their own discretion.

What Vote is Required for Each Proposal?

The following table summarizes the vote threshold required for approval of each proposal and the effect of abstentions, uninstructed shares held by banks or brokers, and unmarked, signed proxy cards. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may elect to exercise voting discretion with respect to the appointment of our auditors. Under New York Stock Exchange (“NYSE”) Rules, this proposal is considered a “discretionary” item, meaning that brokerage firms that have forwarded this Proxy Statement to clients 25 days or more before the Annual Meeting may vote in their discretion for this item on behalf of clients who have not furnished voting instructions at least 15 days before the date of the Annual Meeting and brokerage firms that have forwarded this Proxy Statement to clients less than 25 days before the Annual Meeting may vote in their discretion for this item on behalf of clients who have not furnished voting instructions at least 10 days before the date of the Annual Meeting. If you do not give your broker or nominee specific instructions, your broker or nominee may elect not to exercise its discretion on the ratification of the appointment of our auditors, in which case your shares will not be voted on this matter.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not exercise discretion to vote your shares with respect to the election of directors, the re-approval of the performance goals included in the 2011 Omnibus Incentive Plan or the advisory vote on executive compensation. Shares for which the broker does not exercise its discretion or for which it has no discretion and for which it has received no instructions, so-called broker “non-votes,” will not be counted in determining the number of shares necessary for approval of such matters; however, those shares will be counted in determining whether there is a quorum.

On all proposals, if you sign and return a proxy or voting instruction card, but do not mark how your shares are to be voted, they will be voted as the Board recommends.

Proposal Number	Item	Vote Required for Approval of Each Item	Abstentions	Uninstructed Shares	Unmarked Proxy Cards
1	Election of Directors	Majority of votes cast	No effect	Not voted	Voted "for"
2	Advisory vote on executive compensation	Majority of shares present and entitled to vote	Same effect as "against"	Not voted	Voted "for"
3	Re-approval of performance goals included in the Corporation’s 2011 Omnibus Incentive Plan	Majority of votes cast	No effect	Not voted	Voted "for"
4	Ratification of Appointment of Independent Auditor	Majority of shares present and entitled to vote	Same effect as "against”	Discretionary vote	Voted "for"

Who will Bear the Costs of this Proxy Solicitation?

We will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Common Stock. We may solicit proxies by mail, personal interview, telephone or via the Internet through our officers, directors and other management associates, who will receive no additional compensation for their services. In addition, we have retained Laurel Hill Advisory Group, LLC to assist with proxy solicitation. For their services, we will pay a fee of $5,500 plus out-of-pocket expenses.

PROPOSAL 1

Election of Directors

Our Bylaws provide that our Board of Directors, or the Board, shall be comprised of not less than three, nor more than nine, directors with the exact number to be fixed by resolution of the Board. The Board has fixed the authorized number of directors at seven directors.

At the Annual Meeting, seven directors are to be elected, each of whom shall serve for a term of one year or until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Proxies representing shares held on the Record Date that are returned duly executed will be voted, unless otherwise specified, in favor of the seven nominees for the Board named below. In accordance with our Bylaws, each nominee, as a condition to nomination, has submitted to the Nominating and Corporate Governance Committee an irrevocable resignation from the Board that is effective only in the event a nominee does not receive the required vote of our stockholders to be elected to the Board and the Board accepts the nominee’s resignation. Each of the nominees has consented to be named in this Proxy Statement and to serve on the Board if elected. It is not anticipated that any nominee will become unable or unwilling to accept nomination or election, but, if that should occur, the persons named in the proxy intend to vote for the election in his or her stead, such other person as the Nominating and Corporate Governance Committee may recommend to the Board.

Corporate Governance Matters and Termination of Shareholder Rights Agreement

Our Board has adopted Corporate Governance Guidelines (the “Guidelines”). Our Board has also adopted a Code of Business Conduct and Ethics and a Code of Business Conduct and Ethics for the Chief Executive Officer and Senior Financial Officers (the “Codes”). The Guidelines set forth a framework within which the Board oversees and directs the affairs of Wabash National. The Guidelines cover, among other things, the composition and functions of the Board, director independence, director stock ownership, management succession and review, Board committees, the selection of new directors, and director responsibilities and duties.

The Codes cover, among other things, compliance with laws, rules and regulations (including insider trading), conflicts of interest, corporate opportunities, confidentiality, protection and use of company assets, and the reporting process for any illegal or unethical conduct. The Code of Business Conduct and Ethics applies to all of our directors, officers, and associates, including our Chief Executive Officer and Chief Financial Officer. The Code of Business Conduct and Ethics for the Chief Executive Officer and Senior Financial Officers includes provisions that are specifically applicable to our Chief Executive Officer, Chief Financial Officer and senior financial executives.

Any amendment to or waiver from a provision of the Codes for a director or executive officer (including for our Chief Executive Officer, or CEO, and Chief Financial Officer, or CFO) will be promptly disclosed and posted on our website as required by law or the listing standards of the NYSE.

The Guidelines and the Codes are available on the Investor Relations/Corporate Governance page of our website at www.wabashnational.com and are available in print without charge by writing to: Wabash National Corporation, Attention: Corporate Secretary, 1000 Sagamore Parkway South, Lafayette, Indiana 47905.

Our Shareholder Rights Agreement, or “poison pill”, which was originally adopted on December 29, 2005, was terminated by our Board in March 2015, earlier than its scheduled expiration date of December 28, 2015.

Related Persons Transactions Policy

Our Board has adopted a written Related Persons Transactions Policy. The Related Persons Transactions Policy sets forth our policy and procedures for review, approval and monitoring of transactions in which the Company and “related persons” are participants. Related persons include directors, nominees for director, officers, stockholders owning 5% or greater of our outstanding stock, and any immediate family members of the aforementioned. The Related Persons Transactions Policy is administered by a committee designated by the Board, which is currently the Audit Committee.

The Related Persons Transactions Policy covers any related person transaction that meets the minimum threshold for disclosure in our annual meeting proxy statement under the relevant Securities and Exchange Commission (the “SEC”) rules, which currently covers transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest. Related person transactions must be approved, ratified, rejected or referred to the Board by the Audit Committee. The policy provides that as a general rule all related person transactions should be on terms reasonably comparable to those that could be obtained by the Company in arm’s length dealings with an unrelated third party. However, the policy takes into account that in certain cases it may be impractical or unnecessary to make such a comparison. In such cases, the transaction may be approved in accordance with the provisions of the Delaware General Corporation Law. When evaluating potential related person transactions, the Audit Committee considers all reasonably available facts and circumstances and approves only the related person transactions determined in good faith to be in compliance with, or not inconsistent with, our Code of Business Conduct and Ethics, and the best interests of our stockholders.

The Related Persons Transaction Policy provides that management, or the affected director or officer will bring any relevant transaction to the attention of the Audit Committee. Additionally, each year, our directors and executive officers complete annual questionnaires designed to elicit information about potential related person transactions, and the directors and officers must promptly advise the Corporate Secretary if there are any changes to the information previously provided. If a director is involved in the transaction, he or she will be recused from all discussions and decisions with regard to the transaction, to the extent practicable. The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable. All related person transactions will be disclosed to the full Board, and will be included in the Company’s proxy statement and other appropriate filings as required by the rules and regulations of the SEC and the NYSE.

Our General Counsel, Erin J. Roth, disclosed to the Audit Committee that she is married to an equity partner in the law firm of Barnes & Thornburg, LLP, a firm retained by the Company for several legal matters, including product liability, commercial and employment litigation matters, and for associate benefits, environmental, real estate, intellectual property, tax, anti-corruption, and export compliance legal counseling services. The Company has retained Barnes & Thornburg for such services since 2006, which pre-dates Ms. Roth’s employment with the Company. The process for retaining Barnes & Thornburg is the same as for retaining other law firms on behalf of the Company, with members of the legal department considering attorney expertise and familiarity with the Company and the legal issue, jurisdiction, any actual or potential conflicts of interest, past performance and/or referral recommendations, as well as fee/rate structure prior to engaging any law firm for any legal matters. During 2015, the Company paid Barnes & Thornburg approximately $744,000 for legal services rendered. The fees the Company paid to Barnes & Thornburg were consistent with fees paid to – and were retained under similar terms and fee arrangements as – other law firms retained in 2015 by the Company. Pursuant to our Related Persons Transaction Policy and the Audit Committee Charter, this transaction was approved by the Audit Committee, and subsequently approved by the Board, after determining that it is not inconsistent with our Code of Business Conduct and Ethics.

Our Senior Vice President, Group President – Commercial Trailer Products, Brent L. Yeagy, disclosed to the Audit Committee that the Company has utilized MidState Engineering LLC (“Midstate”), a company owned by Mr. Yeagy’s brother, to provide the following services from time to time: automation and controls programming, facility engineering, machine fabrication and design, and equipment fabrication/maintenance services. Multiple parties and functions throughout Wabash National are involved in the decision to retain the services of MidState, including maintenance services, facilities services, van operations, platform operations, advanced manufacturing and Wabash Composites – none of which are under the direct supervision or control of Mr. Yeagy. The process to retain MidState is the same as the process for retaining other vendors of facilities, equipment and maintenance-related services, and is ultimately managed through our Global Supply Chain function, which does not report to Mr. Yeagy. During 2015, the Company paid MidState approximately $1,583,000. The fees the Company paid to MidState were consistent with fees paid to, and were contracted under similar terms of, other facilities, equipment and maintenance-related services retained in 2015 by Wabash National. Pursuant to our Related Persons Transaction Policy and the Audit Committee Charter, this transaction was approved by the Audit Committee, and subsequently approved by the Board, after determining that it is not inconsistent with our Code of Business Conduct and Ethics.

Director Independence

Under the rules of the NYSE, the Board must affirmatively determine that a director has no material relationship with the Company for the director to be considered independent. Our Board of Directors undertook its annual review of director independence in February 2016. The purpose of the review was to determine whether any relationship or transaction existed that was inconsistent with a determination that the director or director nominee is independent. The Board considered transactions and relationships between each director and director nominee, and any member of his or her immediate family, and Wabash and its subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors or director nominees or any member of their immediate families (or any entity of which a director or director nominee or an immediate family member is an executive officer, general partner or significant equity holder) and members of our senior management or their affiliates. As a result of this review, the Board of Directors affirmatively determined that all of the directors nominated for election at the Annual Meeting are independent of Wabash National and its management within the meaning of the rules of NYSE, with the exception of Richard J. Giromini who is the CEO of Wabash National.

On May 24, 2007, Dr. Martin Jischke assumed the position of Chairman of the Board. Among his other responsibilities, our Chairman of the Board presides at the executive sessions of our independent and non-management directors and facilitates communication between our independent directors and management.

Qualifications and Nomination of Director Candidates

To be considered by the Nominating and Corporate Governance Committee, a director nominee must meet the following minimum criteria:

•	Has the highest personal and professional integrity;
•	Has a record of exceptional ability and judgment;
•	Possesses skills and knowledge useful to our oversight;
•	Able and willing to devote the required amount of time to our affairs, including attendance at Board and committee meetings;
•	Has the interest, capacity and willingness, in conjunction with the other members of the Board, to serve the long-term interests of the Company and its stockholders;
•	May be required to be a “financial expert” as defined in Item 401 of Regulation S-K; and
•	Free of any personal or professional relationships that would adversely affect their ability to serve our best interests and those of our stockholders.

Pursuant to the Guidelines, the Nominating and Corporate Governance Committee also reviews, among other things, expertise, skills, knowledge, and experience. In reviewing these items, the Board may consider the diversity of director candidates, including diversity of expertise, geography, gender, and ethnicity. We seek independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The goal in reviewing these considerations for individual director candidates is that they, when taken together with those of other Board members, will lead to a Board that is effective, collegial, and responsive to the needs of the Company and its stockholders.

Information on Directors Standing for Election

The biographies of each of the nominees below contains information regarding the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company. The name, age, business experience, and public company directorships of each nominee for director, during at least the last five years, are set forth in the table below. For additional information concerning the nominees for director, including stock ownership and compensation, see “Director Compensation” and “Beneficial Ownership of Common Stock,” which follow:

NAME	AGE	OCCUPATION, BUSINESS EXPERIENCE & DIRECTORSHIPS	SINCE

Richard J. Giromini	62

Mr. Giromini has served as our President and Chief Executive Officer since January 1, 2007. He had been Executive Vice President and Chief Operating Officer from February 28, 2005 until December 2005 at which time he was appointed President and a Director of the Company. He had been Senior Vice President — Chief Operating Officer since joining the Company on July 15, 2002. Prior to joining Wabash National, Mr. Giromini was with Accuride Corporation from April 1998 to July 2002, where he served in capacities as Senior Vice President — Technology and Continuous Improvement; Senior Vice President and General Manager — Light Vehicle Operations; and President and CEO of AKW LP. Previously, Mr. Giromini was employed by ITT Automotive, Inc. from 1996 to 1998 serving as Director of Manufacturing. Prior to 1996, Mr. Giromini was employed with Hayes Wheels, Doehler-Jarvis and General Motors in roles of increasing responsibility. Mr. Giromini previously served as a Director of Robbins & Myers, Inc., a leading supplier of engineered equipment and systems for critical applications in global energy, industrial chemical and pharmaceutical markets, from 2008 until its acquisition by National Oilwell Varco in 2013.

The sales, operations and strategic leadership experience reflected in Mr. Giromini’s summary, as well as his performance as our Chief Executive Officer, his participation on our Board, and his prior experience as a board member for another public company, supported the Board’s conclusion that he should again be nominated as a director.

			December 2005

NAME	AGE	OCCUPATION, BUSINESS EXPERIENCE & DIRECTORSHIPS	SINCE

Dr. Martin C. Jischke	74

Dr. Jischke served as President of Purdue University, West Lafayette, Indiana, from August 2000 until his retirement in July 2007. Dr. Jischke became Chairman of our Board of Directors at the 2007 Annual Meeting. Dr. Jischke also serves as a Director of Vectren Corporation and Duke Realty Corporation, and on the Board of Trustees of the Illinois Institute of Technology. Dr. Jischke has served in leadership positions, including as President, of four major research universities in the United States, in which he was charged with the strategic and financial leadership of each organization. He was also previously appointed as a Special Assistant to the United States Secretary of Transportation.

The financial and strategic leadership experience reflected in Dr. Jischke’s summary, the diversity of thought provided by his academic background, his service on the boards of other large public companies and his performance as Chairman of our Board, supported the Board’s conclusion that he should again be nominated as a director.

			January 2002

James D. Kelly	63

Prior to his retirement in September 2010, Mr. Kelly was the Vice President Enterprise Initiatives for Cummins Inc., a position he held since March 2010. Previously, Mr. Kelly served as the President, Engine Business and as a Vice President for Cummins Inc. from May 2005 until March 2010. Between 1976 and 1988, and following 1989, Mr. Kelly was employed by Cummins in a variety of positions of increasing responsibility including the Vice President and General Manager — Mid Range Engine Business between 2001 and 2004, and the Vice President and General Manager — Mid Range and Heavy Duty Engine Business from 2004 through May 2005. Prior to his resignation in October, 2015, Mr. Kelly served as a Director of AM Castle & Co., and previously served on the advisory board of MAG US Holdings, LLC until its reorganization in January 2015.

The sales and operational expertise reflected in Mr. Kelly’s summary, as well as his participation on our Board and his prior experience as a board member for another public company, supported the Board’s conclusion that he should again be nominated as a director.

			February 2006

John E. Kunz	51

Mr. Kunz is the Vice President and Controller of Tenneco Inc., a global manufacturer of automotive emission control and ride control systems. In this role, which he has held since March 1, 2015, Mr. Kunz serves as the company's principal accounting officer with responsibility for the company’s corporate accounting and financial reporting globally. Prior to his current position, Mr. Kunz served as Tenneco’s Vice President, Treasurer and Tax, a position he held since July 2006, preceded by his position as Tenneco’s Vice President and Treasurer, which he held from February 2004 until July 2006. Prior to his employment with Tenneco, Mr. Kunz was the Vice President and Treasurer of Great Lakes Chemical Corporation, a position he held from August 2001 until February 2004, after holding several finance positions of increasing responsibility at Great Lakes, beginning in 1999. Additionally, Mr. Kunz was employed by KPMG, LLP from 1986 to 1990.

As reflected in his summary, Mr. Kunz’s financial expertise, his experience managing the financial aspects of cyclical manufacturers in the transportation, chemical and steel sectors, as well as his expertise in managing financing and equity transactions, and his participation on our Board all supported the Board’s conclusion that he should again be nominated as a director.

			March 2011

NAME	AGE	OCCUPATION, BUSINESS EXPERIENCE & DIRECTORSHIPS	SINCE

Larry J. Magee	61

Mr. Magee is the President and CEO of Heartland Automotive Services, Inc., the largest operator of quick lube retail service centers, operating over 540 Jiffy Lube locations in North America. He has held this position since April 2015. Prior to assuming this role, Mr. Magee was the President, Consumer Tire U.S. & Canada, for Bridgestone Americas Tire Operations, LLC a position he held from January 2011 until his retirement from Bridgestone in September 2013. He also served as Chairman of BFS Retail & Commercial Operations, LLC and Bridgestone of Canada, Inc. From December 2001 until January 2011, he served as Chairman, Chief Executive Officer and President of BFS Retail & Commercial Operations, LLC. Prior to December 2001, Mr. Magee served as President of Bridgestone/Firestone Retail Division, beginning in 1998. Mr. Magee has over 38 years combined experience in sales, marketing, and operational management, and held positions of increasing responsibility within the Bridgestone/Firestone family of companies during his 38-year tenure with Bridgestone/Firestone.

The retail leadership expertise reflected in Mr. Magee’s summary, including his performance as the chief executive officer and as a board member for divisions of another company, as well as his participation on our Board, supported the Board’s conclusion that he should again be nominated as a director.

			January 2005

Ann D. Murtlow	55

Mrs. Murtlow is the President and Chief Executive Officer of United Way of Central Indiana, a position she has held since April 1, 2013. Prior to assuming this role, beginning in 2011, she was the principal in a consulting firm, AM Consulting LLC, which provided global energy and utility mergers and acquisition advisory services. From 2002 to 2011, Mrs. Murtlow was an AES Corporation executive, where she was one of the few female CEOs in the electric utility industry, holding the role of President and Chief Executive Officer at Indianapolis Power & Light Company. Mrs. Murtlow also currently serves as a Director of First Internet Bancorp and its subsidiary First Internet Bank, and Great Plains Energy and its subsidiaries Kansas City Power & Light Company and KCP&L Greater Missouri Operations. She previously served as a Director of Herff Jones from 2009 until its sale to an investment group in 2014, and as a director of the Federal Reserve Bank of Chicago from 2007 to 2012.

The financial and strategic leadership experience reflected in Mrs. Murtlow’s summary, her service on the boards of other public and private companies, and her participation on our Board supported the Board’s decision that she should again be nominated as a director.

			February 2013

Scott K. Sorensen	54

Mr. Sorensen is the Chief Executive Officer and a member of the Board of Directors of Sorenson Holdings and its subsidiary Sorenson Communications, a provider of communication services and products. Mr. Sorensen held the position of Chief Financial Officer of Sorenson Communications from August 2007 to March 2016. Previously, Mr. Sorensen was the Chief Financial Officer of Headwaters, Inc. from October 2005 to August 2007. Prior to joining Headwaters, Mr. Sorensen was the Vice President and Chief Financial Officer of Hillenbrand Industries, Inc., a manufacturer and provider of products and services for the health care and funeral services industries, from March 2001 until October 2005.

Mr. Sorensen’s financial expertise and experience in corporate finance, combined with his experience in manufacturing and technology, as reflected in his summary, and his participation on our Board, supported the Board’s conclusion that he should again be nominated as a director.

			March 2005

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

Meetings of the Board of Directors, its Leadership Structure and its Committees

Information concerning the Board and the three standing committees maintained by the Board is set forth below. Board committees currently consist only of directors who are not employees of the Company and whom the Board has determined are “independent” within the meaning of the listing standards of the NYSE.

During 2015, our Board held five meetings. In 2015, each director attended all meetings of the Board and of the committees on which s/he serves. Our Board strongly encourages all of our directors to attend our Annual Meeting. In 2015, all of our directors attended the Annual Meeting.

The Guidelines provide that the independent members of the Board may select the Chairman of the Board and the Company’s Chief Executive Officer in the manner they consider in the best interests of the Company. The Chairman of the Board and Chief Executive Officer positions are held by separate persons, and the Board believes that this is appropriate given the differences between the two roles in our current management structure. Our Chief Executive Officer, among other duties, is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board, among his other responsibilities, presides at the executive sessions of our independent and non-management directors and facilitates communication between our independent directors and management. The Board does not have a formal policy on whether the roles of Board Chairman and Chief Executive Officer should be separate or combined and reserves the right to change the Board’s current leadership structure when, in its judgment, such a change is appropriate for our Company.

The Board has three standing committees: the Nominating and Corporate Governance Committee; the Compensation Committee; and the Audit Committee. All committee charters can be accessed electronically from the Investor Relations/Corporate Governance page of our website at www.wabashnational.com or by writing to us at Wabash National Corporation, Attention: Corporate Secretary, 1000 Sagamore Parkway South, Lafayette, Indiana 47905.

The following table indicates each standing committee or committees on which our directors served in 2015:

Nominating and
	Corporate	Compensation	Audit
Name	Governance Committee	Committee	Committee
Richard J. Giromini
Dr. Martin C. Jischke		X	X
James D. Kelly	X	X
John E. Kunz		X [1]	X
Larry J. Magee	X [1]	X
Ann D. Murtlow	X	X
Scott K. Sorensen		X	X 1

1 Indicates the current chair of the applicable committee.

Effective following the 2016 Annual Meeting, if all of the nominees for election at the Annual Meeting are elected, the directors who will serve on the Nominating and Corporate Governance Committee are currently expected to be Mrs. Murtlow and Messrs. Kelly and Magee, with Mr. Magee serving as chair; the directors who will serve on the Compensation Committee are currently expected to be Dr. Jischke, Mrs. Murtlow and Messrs. Kelly, Kunz, Sorensen and Magee, with Mr. Kunz serving as chair; and the directors who will serve on the Audit Committee are currently expected to be Dr. Jischke, and Messrs. Sorensen and Kunz, with Mr. Sorensen serving as chair.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met three times during 2015. The Committee’s responsibilities include:

•	Assisting the Board by either identifying or reviewing stockholder-nominated individuals qualified to become directors and by recommending to the Board the director nominees for the next annual meeting of stockholders;
•	Developing and recommending to the Board corporate governance principles;
•	Leading the Board in its annual review of the CEO’s and the Board’s performance (including each of its members); and
•	Recommending to the Board director nominees for each Board committee.

As part of the Committee’s annual review of the Board’s performance, and its process for recommending director nominees for the next annual meeting of stockholders, it regularly considers each member’s attendance and overall contributions to the Board, the diversity of the Board’s composition (including diversity of expertise, geography, age, gender, and ethnicity), and the willingness of a member to represent and serve the long-term interests of our stockholders. And, as required by the Company’s Corporate Governance Guidelines, once any Board member reaches the age of 72, the Committee annually considers the member’s continuation on the Board, and recommends to the Board whether, in light of all the circumstances, the Board should request that such member continue to serve on or retire from the Board.

Compensation Committee

The Compensation Committee met five times during 2015. The Compensation Committee’s responsibilities include:

•	Considering, recommending, administering and implementing our incentive compensation plans and equity-based plans;
•	Annually reviewing and recommending to the Board the forms and amounts of director compensation; and
•	Annually reviewing and approving the corporate goals and objectives relevant to the CEO’s and other executive officers’ compensation, evaluating their performance in light of those goals and objectives, and setting compensation levels based on the evaluations.

The Compensation Committee is responsible for determining our compensation policies for executive officers and for the administration of our equity and incentive plans, including our 2011 Omnibus Incentive Plan. The Compensation Committee works closely with our Senior Vice President of Human Resources in gathering the necessary market data to assess executive compensation. In addition, our CEO makes recommendations to the Compensation Committee for the other executive officers on the amount of base salary, target cash awards pursuant to our short-term incentive plan and target equity awards pursuant to our long-term incentive plan. Our CEO also discusses with and makes recommendations to the Compensation Committee regarding performance targets for our short-term and long-term incentive plans before they are established, and upon conclusion of the performance period. For a discussion of our CEO’s role and recommendations with respect to compensation decisions affecting our Named Executive Officers, see the Compensation Discussion and Analysis below. Pursuant to the Compensation Committee’s charter, the Committee may form and delegate to subcommittees of the Committee its responsibilities.

The Compensation Committee has historically engaged an independent compensation consultant, which is currently Meridian Compensation Partners LLC (“Meridian”). The Committee requested that Meridian provide competitive market assessments regarding executive officer compensation, which were used by the Committee in determining the appropriate executive compensation levels for 2015 and 2016, in line with the Company’s compensation plans, philosophies and goals.

Additionally, beginning in 2015, the Compensation Committee, instead of the Nominating and Corporate Governance Committee, became responsible for assessing and setting the compensation of the Company’s non-employee directors. At the request of the Committee, a competitive market assessment of director compensation was prepared by Meridian. In February 2016, the Committee reviewed this market assessment and following its review, recommended adjustments to director compensation levels consistent with the competitive market assessment data, with the adjustments to take retroactive effect on January 1, 2016. See Schedule of 2016 Director Fees.

Audit Committee

The Board has established a separately-designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Audit Committee met eight times during 2015. In addition to the Board’s determination that each member of the Audit Committee is “independent” within the meaning of the rules of the NYSE, the Board also determined that Mr. Kunz and Mr. Sorensen are “audit committee financial experts” as defined by the rules of the SEC, and that they, along with Dr. Jischke, have accounting and related financial management expertise within the meaning of the listing standards of the NYSE. The experience of Mr. Kunz and Mr. Sorensen relevant to such determination is described above under “Information on Directors Standing for Election.”

The Audit Committee’s responsibilities include:

•	Reviewing the independence of the independent auditors and making decisions regarding engaging and discharging independent auditors;
•	Reviewing with the independent auditors the plans and results of auditing engagements;
•	Reviewing and approving non-audit services provided by our independent auditors and the range of audit and non-audit fees;
•	Reviewing the scope and results of our internal audit procedures and the adequacy of the system of internal controls;
•	Overseeing special investigations;
•	Reviewing our financial statements and reports filed with the SEC;
•	Overseeing our efforts to ensure that our business and operations are conducted in compliance with legal and regulatory standards applicable to us, as well as ethical business practices;

•	Overseeing the Company’s internal reporting system regarding compliance with federal, state and local laws;
•	Establishing and implementing procedures for confidential communications for “whistleblowers” and others who have concerns with our accounting, internal accounting controls and audit matters; and
•	Reviewing our significant accounting policies.

Board’s Role in Risk Oversight

The Board believes that strong and effective internal controls and risk management processes are essential elements in achieving long-term stockholder value. The Board, directly and through its committees, is responsible for overseeing risks potentially affecting the Company, while management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the Company. The Board conducts oversight of risks that may affect the Company primarily through the Audit Committee and the Nominating and Corporate Governance Committee.

Specifically, the Audit Committee (i) reviews with senior management our internal system of audit and financial controls and steps taken to monitor and mitigate risk exposure and (ii) reviews and investigates any matters pertaining to the integrity of management, including conflicts of interest, compliance with our financial controls, and adherence to standards of business conduct as required in the policies of the Company. This is accomplished through the regular review of reports and presentations given by senior management, including our Senior Vice President – Chief Financial Officer and our Senior Vice President – General Counsel, as well as our Corporate Controller and Director of Internal Audit. The Audit Committee also regularly meets with our Vice President – Chief Information Officer to discuss and assess potential information/data security risks. In addition, the Audit Committee regularly meets with our external auditors to discuss and assess potential risks, and regularly reviews our risk management practices and risk-related policies (for example, the Company’s Code of Business Conduct and Ethics, information security policies, risk management and insurance portfolio, and legal and regulatory reviews).

The Nominating and Corporate Governance Committee oversees the Guidelines and other governance matters that contribute to successful risk oversight and management. This is accomplished through, among other tasks, reviewing succession plans for the CEO and other key executives, reviewing performance evaluations of the Board (including each of its members) and CEO, monitoring legal developments and trends regarding corporate governance practices, and evaluating potential related persons transactions.

The committees make full reports to the Board of Directors at each quarterly meeting regarding each committee’s considerations and actions. The Board of Directors also receives regular reports directly from officers responsible for oversight of financial and systemic risks within the Company, on both the nature of those risks and on how the officers assess and manage risks generally. The Company holds quarterly disclosure committee meetings prior to the submission of quarterly or annual reports on the financial performance of the Company at which areas of risk are discussed, and is adopting similar procedures for the Company’s submission of its reports on the Company’s reasonable country of origin inquiry and due diligence into the source country of certain “conflict minerals” necessary to the functionality of products manufactured by the Company, and reports to the Audit Committee on the results of those meetings. In addition, the Company’s Director of Internal Audit conducts regular interviews with officers responsible for oversight of financial and systemic risks within the Company, as well as testing regarding the same, and reports the results of those interviews to the Board on at least a quarterly basis.

The Board of Directors, primarily through the Compensation Committee, also considers the structure and nature of the Company’s compensation policies and procedures, with a focus on the level of risk to the Company, if any, from those policies and procedures. In carrying out its oversight in this area, the Board of Directors and Compensation Committee regularly interact with the Senior Vice President of Human Resources, who reviews with them the Company’s pay practices for salaried associates, including the Company’s compensation plans and the methods of review and approval for these plans. Additionally, the Company’s incentive-based pay programs are benchmarked and designed in consultation with the Compensation Committee’s independent compensation consultant, Meridian. Based on reports to the Board of Directors and Compensation Committee and discussions thereof, the Board of Directors has concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. This is due, in part, to the fact that the performance metrics for determining short-term incentive awards are based on publicly reported metrics and, therefore, are not easily susceptible to manipulation; the maximum payouts for short-term incentive awards are capped, thereby reducing the risk that executives might be motivated to pursue excessively high short-term goals to maximize short-term payouts; and, the maximum number of long-term incentive awards that are performance-based are also capped, thereby reducing the risk that executives may be motivated to pursue excessively high performance targets (at the expense of long-term strategic growth) to maximize the number of performance-based awards received. In addition, the Company’s stock ownership guidelines incentivize our executives to focus on the Company’s long-term, sustainable growth.

Director Nomination Process

The Nominating and Corporate Governance Committee will consider stockholder recommendations for director nominees sent to the Nominating and Corporate Governance Committee, Wabash National Corporation, Attention: Corporate Secretary, 1000 Sagamore Parkway South, Lafayette, Indiana 47905. Stockholder recommendations for director nominees should include:

•	The name and address of the stockholder recommending the person to be nominated;
•	A representation that the stockholder is a holder of record of our stock, including the number of shares held and the period of holding;
•	A description of all arrangements or understandings between the stockholder and the recommended nominee;
•	Such other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act;
•	The consent of the recommended nominee to serve as a director if so elected; and
•	All other information requirements set forth in our Bylaws.

Stockholders’ nominees that comply with the procedures for submitting a stockholder nomination will receive the same consideration as other candidates identified by or to the Nominating and Corporate Governance Committee. The procedures for submitting a stockholder nomination are set forth below under “Stockholder Proposals and Nominations.” Upon receipt by the Corporate Secretary of a stockholder notice of a director nomination, the Corporate Secretary will notify the stockholder that the notice has been received and will be presented to the Nominating and Corporate Governance Committee for review.

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee, with the assistance of the General Counsel and, if desired by the Nominating and Corporate Governance Committee, a retained search firm, will screen candidates, perform reference checks, prepare a biography for each candidate for the Nominating and Corporate Governance Committee to review and conduct interviews. The Nominating and Corporate Governance Committee, the Chairman, and the Chief Executive Officer will interview candidates that meet the criteria. The Nominating and Corporate Governance Committee will recommend to the Board of Directors nominees that best suit the Board’s needs.

Communications with the Board of Directors

Stockholders or other interested persons wishing to make known complaints or concerns about our accounting, internal accounting controls or auditing matters, or bring other concerns to the Board or the Audit Committee, or to otherwise communicate with our independent directors as a group or the entire Board, individually or as a group, may do so by sending an email to board@wabashnational.com or auditcommittee@wabashnational.com, or by writing to them care of Wabash National Corporation, Attention: General Counsel, 1000 Sagamore Parkway South, Lafayette, Indiana 47905.

Pursuant to the direction of the Board, all correspondence will be received and processed by the General Counsel’s office. You will receive a written acknowledgment from the General Counsel’s office upon receipt of your written correspondence. You may report your concerns anonymously or confidentially. All communications received in accordance with the above procedures will be reviewed initially by the General Counsel, who will relay all such communications to the appropriate director, directors or committee.

Director Compensation

Non-employee directors were compensated in 2015 for their service as a director as shown in the chart below:

Schedule of 2015 Director Fees

Effective January 1, 2015

	Amount
Annual Retainers(1)
Board	$150,000	(2)
Member:
Audit Committee	$10,000
Compensation Committee	8,000
Nominating and Corporate Governance Committee	8,000
Chairman of the Board	25,000
Audit Committee Chair	15,000
Compensation Committee Chair	12,000
Nominating and Corporate Governance Committee Chair	10,000

(1)	All annual cash retainers are paid in quarterly installments. Annual grants of restricted stock units, referenced in footnote 2 below, are paid in full following the election of directors at the annual meeting.
(2)	Consists of a $75,000 cash retainer and an award of restricted stock units of Company stock having an aggregate market value at the time of grant of $75,000. Restricted stock units vest in full on the first anniversary of the grant date.

At the February 2016 Board meeting, the Board resolved that, effective January 1, 2016, and concomitant with increases in base salary compensation to executive officers, compensation for the Non-employee directors shall be as follows (with the exception of the annual grant of restricted stock units, which shall be paid following the election of directors at the annual meeting):

Schedule of 2016 Director Fees

Effective January 1, 2016

	Amount
Annual Retainers(1)
Board	$175,000	(2)
Member:
Audit Committee	$10,000
Compensation Committee	8,000
Nominating and Corporate Governance Committee	8,000
Chairman of the Board	25,000
Audit Committee Chair	15,000
Compensation Committee Chair	12,000
Nominating and Corporate Governance Committee Chair	10,000

(1)	All annual cash retainers are paid in quarterly installments. Annual grants of restricted stock units, referenced in footnote 2 below, are paid in full following the election of directors at the annual meeting.

(2)	Consists of a $75,000 cash retainer and an award of restricted stock units of Company stock having an aggregate market value at the time of grant of $100,000. Restricted stock units vest in full on the first anniversary of the grant date.

The following table summarizes the compensation paid to our directors during 2015, other than Mr. Giromini, whose compensation is discussed below under Executive Compensation.

Director Compensation for Year-End

December 31, 2015

	(1) Fees Earned or Paid in Cash	(2) Stock Awards	(3) All Other Compensation	Total
Name	($)	($)	($)	($)
Martin C. Jischke	$118,000	$75,000	—	$193,000
James D. Kelly	$91,000	$75,000	$3,590	$169,590
John E. Kunz	$97,000	$75,000	$3,830	$175,830
Larry J. Magee	$93,000	$75,000	$3,760	$171,670
Ann D. Murtlow	$91,000	$75,000	—	$166,000
Scott K. Sorensen	$98,000	$75,000	$3,870	$176,870

(1)	Consists of cash fees earned in 2015, some of which were not paid until January 2016, for annual retainers and per meeting fees, as described on the previous page. Directors are entitled to defer a portion of their cash compensation pursuant to our Non-Qualified Deferred Compensation Plan, whose material terms are described in the narrative preceding the Non-Qualified Deferred Compensation Table in the Executive Compensation section below. This column includes any amounts a director elects to defer pursuant to the Non-Qualified Deferred Compensation Plan.
(2)	Consists of a grant of restricted stock units on May 14, 2015, which will vest on May 14, 2016.
(3)	Consists of the Company’s match pursuant to our Non-Qualified Deferred Compensation Plan. The Company fully matches the first 3% of earnings deferred by a participant under the non-qualified deferred compensation plan. In addition, the Company will contribute ½% for each additional percent of deferred earnings contributed by the participant, up to a maximum of 5% of the participant’s deferred earnings (thus resulting in a maximum of a 4% Company match on a participant’s deferral of 5% of his/her earnings).

Non-employee Director Stock Ownership Guidelines

The Board believes that it is important for each director to have a financial stake in the Company, aligning the director’s interests with those of the Company’s stockholders. To meet this objective, the Board has established stock ownership guidelines, which provide that each non-employee director is required to hold 65% of all Company shares received through Company incentive compensation plans (the “Director Holding Requirement”) until the non-employee director achieves a target ownership level equal to five (5) times the cash portion of the non-employee director’s Annual Board Retainer. Once a non-employee director has achieved his/her stated target ownership level, s/he is no longer required to adhere to the Director Holding Requirement, unless and until his/her ownership level falls below the target. For purposes of calculating target ownership levels, the following types of Company shares are counted: stock owned by the non-employee director; vested or unvested restricted stock and restricted stock units; and performance shares deemed earned, but not yet vested.

Non-employee directors are required to comply with the guidelines immediately upon their appointment as a director, however, they may forfeit shares to pay taxes upon vesting of shares and/or the exercise price upon stock option exercise. As of December 31, 2015, all non-employee directors met the guidelines.

Other

The Board requires that every new director participate in a detailed orientation, which includes a review of business and financial operations, meetings with company executives and others, and an overview of our corporate governance policies and procedures. Additionally, all Board members travel at least annually to visit some of our key operations and meet with business and operations leadership at these sites.

The Company reimburses all directors for travel and other reasonable, necessary business expenses incurred in the performance of their services for the Company and extends coverage to them under the Company’s travel accident and directors’ and officers’ liability insurance policies. In addition, the Company allocates to each director a biennial allowance of $10,000 to reimburse costs associated with attending continuing education courses related to Board of Directors service.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and 10% stockholders to file reports of ownership of our equity securities. To our knowledge, based solely on our review of the copies of such forms furnished to us in 2015 and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements of our directors and executive officers were met.

Beneficial Ownership of Common Stock

The following table sets forth certain information as of March 14, 2016 (unless otherwise specified), with respect to the beneficial ownership of our Common Stock by each person who is known to own beneficially more than 5% of the outstanding shares of Common Stock, each person currently serving as a director, each nominee for director, each Named Executive Officer (as defined in the Compensation Discussion & Analysis below), and all directors and executive officers as a group:

NAME AND ADDRESS OF BENEFICIAL OWNER	SHARES OF (1) COMMON STOCK BENEFICIALLY OWNED		PERCENT OF CLASS (rounded)

Black Rock, Inc. and affiliates	4,792,282	(2)	7.2%
40 East 52nd Street
New York, New York 10022

The Vanguard Group, Inc.	8,543,358	(3)	12.8%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355

Richard J. Giromini	1,011,424	(4)	1.6%
Martin C. Jischke	88,794		*
James D. Kelly	66,308		*
John E. Kunz	31,443		*
Larry J. Magee	88,800		*
Ann D. Murtlow	17,035	(5)	*
William D. Pitchford	29,445	(6)	*
Erin J. Roth	119,976	(7)	*
Scott K. Sorensen	69,900	(8)	*
Jeffery L. Taylor	24,882	(9)	*
Mark J. Weber	228,406	(10)	*
Brent L. Yeagy	108,139	(11)	*
All executive officers and directors as a group (12 persons)	1,854,126	(12)	2.9%

*	Less than one percent

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to restricted stock units and/or performance share units are not deemed outstanding by the Company for purposes of reporting on common stock outstanding. As such, only those units that will vest within 60 days of March 14, 2016 are deemed outstanding for purposes of computing the percentage ownership of the person holding such units. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of March 14, 2016 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Based solely on a Schedule 13G/A filed January 27, 2016 by BlackRock, Inc. on its own behalf and on behalf of its subsidiaries BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Investment Management (UK) Limited, BlackRock International Limited, and BlackRock Japan Co Ltd. (collectively, the “BlackRock Subsidiaries”). BlackRock, Inc. has sole voting power with respect to 4,582,095 shares. None of the BlackRock Subsidiaries claim beneficial ownership of 5% or greater of the outstanding shares of Common Stock.

(3)	Based solely on the Schedule 13G/A filed February 11, 2016 by The Vanguard Group, Inc. on its own behalf and on behalf of its subsidiaries Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. (collectively, the “Vanguard Subsidiaries”). The Vanguard Group has sole voting power with respect to 148,772 shares, shared voting power with respect to 7,700 shares, sole dispositive power with respect to 8,391,186 shares, and shared dispositive power with respect to 152,172 shares. None of the Vanguard Subsidiaries claim beneficial ownership of 5% or greater of the outstanding shares of Common Stock.

(4)	Includes options held by Mr. Giromini to purchase 502,494 shares that are currently, or will be within 60 days of March 14, 2016, exercisable. Does not include any restricted stock units or performance share units, as no such awards held by Mr. Giromini will vest within 60 days of March 14, 2016.

(5)	Through a family estate-planning structure, Mrs. Murtlow shares voting and investment power on all reported shares with her spouse.

(6)	Includes options held by Mr. Pitchford to purchase 18,940 shares that are currently, or will be within 60 days of March 14, 2016, exercisable. Does not include any restricted stock units or performance share units, as no such awards held by Mr. Pitchford will vest within 60 days of March 14, 2016.

(7)	Includes options held by Ms. Roth to purchase 55,137 shares that are currently, or will be within 60 days of March 14, 2016, exercisable. Does not include any restricted stock units or performance share units, as no such awards held by Ms. Roth will vest within 60 days of March 14, 2016.

(8)	Through a family estate-planning structure, Mr. Sorensen shares voting and investment power on all reported shares with his spouse.

(9)	Includes options held by Mr. Taylor to purchase 13,861 shares that are currently, or will be within 60 days of March 14, 2016, exercisable. Does not include any restricted stock units or performance share units, as no such awards held by Mr. Taylor will vest within 60 days of March 14, 2016.

(10)	Includes options held by Mr. Weber to purchase 118,465 shares that are currently, or will be within 60 days of March 14, 2016, exercisable. Includes 14,000 shares of which Mr. Weber shares voting and investment power with his spouse. Does not include any restricted stock units or performance share units, as no such awards held by Mr. Weber will vest within 60 days of March 14, 2016.

(11)	Includes options held by Mr. Yeagy to purchase 75,968 shares that are currently, or will be within 60 days of March 14, 2016, exercisable. Does not include any restricted stock units or performance share units, as no such awards held by Mr. Yeagy will vest within 60 days of March 14, 2016.

(12)	Includes options held by our executive officers to purchase an aggregate of 784,865 shares that are currently, or will be within 60 days of March 14, 2016, exercisable. The Company’s directors do not hold any options. Does not include any restricted stock units or performance share units, as no such awards held by our executive officers will vest within 60 days of March 14, 2016.

Executive Compensation

Compensation Discussion and Analysis

The Board of Directors and the Company recognize that our stockholders should have as much trust in the integrity of the Company’s executive compensation process as our customers have in the quality of our products. We place tremendous effort and rigor into our executive compensation processes. We strive to be fair and reasonable while simultaneously aligning the interests of our stockholders and the executives who have been entrusted to lead the Company.

The following compensation discussion and analysis (“CD&A”) provides information regarding the objectives and elements of our compensation philosophy and policies for our NEOs in 2015 and key changes to the policies in 2016. Throughout this CD&A, Wabash National’s Named Executive Officers, or NEOs, means:

•	Richard J. Giromini – president and chief executive officer (“CEO”)
•	Jeffery L. Taylor – senior vice president and chief financial officer (“CFO”)
•	Erin J. Roth – senior vice president, general counsel and secretary (“General Counsel”)
•	Mark J. Weber – senior vice president, president – Diversified Products Group (“Group President – DPG”)
•	Brent L. Yeagy – senior vice president, president – Commercial Trailer Products (“Group President – CTP”)

Executive Summary

2015 Financial Highlights

Over the past five years, we have made significant progress toward our strategy to transform ourselves into a diversified industrial manufacturer with a higher growth and margin profile. With this strategic goal in mind, we accomplished the following since 2011:

•	Grown revenue from $1.19 billion in 2011 to $2.03 billion in 2015;
•	Grown operating income from $19.8 million in 2011 to $180.4 million in 2015;
•	Grown net income from $15 million in 2011 to $104.3 million in 2015;
•	Improvement in gross profit margins from 5.6% in 2011 to 15.0% in 2015; and
•	Net debt and liquidity as of year-end 2011 were $49.8 million and $125.7 million, respectively. As of year-end 2015, net debt and liquidity were $147.4 million and $348 million, respectively.

During 2015, management continued to make progress on our strategic initiatives, as highlighted in the specific accomplishments detailed below:

•	Record operating income for the fourth consecutive year, up 47% over the prior year;
•	Full-year adjusted earnings of $1.49 per diluted share, up 67.4% over full-year 2014;
•	Continued to maintain record liquidity levels, with year-end 2015 liquidity of $348 million;
•	Reduced net debt by $58.2 million during 2015;
•	Expansion into Class 5-7 truck body markets, further diversifying the Company’s end market customer base;
•	New aerodynamic product offerings by the Company’s Diversified Products segment;
•	Fully exhausted $60 million share repurchase program authorized by our Board of Directors in 2015;
•	Authorized new $100 million share repurchase plan;
•	Continued to execute on the Company’s strategy to reduce debt by entering into agreements to repurchase up to $54.2 million in principal of the Company’s outstanding Convertible Senior Notes;
•	Continued to invest in a flexible manufacturing footprint to optimize manufacturing costs long-term, add necessary capacity, enhance customer service and support future growth; and
•	The management team also continued to drive productivity and lean initiatives across the organization, resulting in savings enabling us to fund growth initiatives and capital investments.

Best Practices

Highlighted below are certain executive compensation governance practices (that we employ and avoid) that support the needs of our business, drive performance and align with our shareholders’ long-term interests. We believe our executive compensation practices align with our corporate values and mission and provide a foundation for long-term success. These practices include:

	Practices We Employ		Practices We Avoid
√	Pay for Performance – We tie pay to performance. The majority of NEO pay is not guaranteed – and is performance-based. We set financial goals for corporate and business unit performance.	χ	No Pledging/Hedging Transactions or Short Sales Permitted – Our policies prohibit executives, including the NEOs, and directors from pledging or engaging in hedging or short sales with respect to the Company’s common stock.
√	Reasonable Executive Severance/Change-in-Control Policy – We believe we have reasonable post-employment and change-in-control provisions that are generally in line with our peer group.	χ	No Repricing Underwater Stock Options or Stock Appreciation Rights Without Stockholder Approval – We do not permit underwater stock options or stock appreciation rights to be repriced without stockholder approval.
√	Peer Review – We closely monitor the compensation systems of companies of similar size and similar industries, with the objective of setting total compensation for our NEOs at levels that are generally competitive with our peer group, but also account for the Company’s own financial performance objectives.	χ	Employment Contracts – With the exception of our CEO (whose contract was originally executed upon his appointment as our COO in 2002), we do not have employment contracts for our NEOs. The Compensation Committee reviews our CEO’s performance on a yearly basis before determining whether to terminate the agreement.
√	Mitigate Undue Risk – Our compensation practices are designed to discourage excessive risk-taking as related to performance and payout under our compensation programs.	χ	No Unique Retirement Programs – We do not have retirement programs uniquely applicable to our executive officers, nor do we provide additional supplemental executive retirement service credit as a recruitment tool.
√	Annual NEO Pay Review - Our Compensation Committee reviews NEO pay annually, and the CEO and other NEOs are evaluated on their performance annually as part of this process	χ	No Substantial Perquisites – We do not provide substantial perquisites to our executive officers.
√	Double Trigger Change-in-Control Severance Benefits - We employ a double-trigger change in control provision as part of our Change-in-Control policy.
√	Stock Ownership Guidelines – Our expectations for stock ownership align executives’ interests with those of our shareholders and all of the NEOs are in compliance with those guidelines.
√	Independent Compensation Committee and Compensation Consulting Firm – Our Compensation Committee is comprised entirely of independent directors and engages an independent consultant.

Compensation Program Objectives and Philosophy

Our Committee works closely with the Company’s leadership team to refine our compensation program, to clearly articulate its objectives to our executives and to emphasize through the design of the compensation program our focus on performance-based compensation so that executives are awarded for results that create long-term shareholder value. The main elements of our compensation structure and how each supports our compensation philosophy and objectives are summarized below:

Wabash National Corporation Executive Compensation Design
Total Direct Compensation			Total Indirect Compensation
Short-Term Compensation		Long-Term Compensation	Other Indirect Components
Base Salary	Short-Term Incentive Plan	Long-Term Incentive Plan
Fixed. Fixed compensation component payable in cash. Reviewed annually and adjusted when appropriate.	Variable. Annual cash award for achievement of current-year financial and operational goals.	Variable. Equity awards designed to attract and retain quality executive management, and align NEO interests with those of the Company’s stockholders.	Fixed. Deferred compensation benefits; perquisites; additional benefits payable upon a Change-in-Control event or severance without Cause.

The primary objectives and philosophy of our compensation programs are to (i) drive executive behaviors that maximize long-term shareholder value creation, (ii) attract and retain talented executive officers with the skills necessary to successfully manage and grow our business, and (iii) align the interests of our executive officers with those of our stockholders by rewarding them for strong company performance. In support of these objectives, we:

•	Target NEO total compensation package competitive with peers – We regularly compare our NEOs’ total compensation levels, as well as the elements of our NEO pay, with companies of a similar size and complexity;

•	Deliver a meaningful proportion of NEO compensation in share-based and performance-based incentives – In 2015, 45% to 58% of NEO total compensation was targeted to be delivered in the form of restricted stock units, options and performance share units, with a goal of driving sustainable stockholder value; and

•	Weight a significant portion of NEO compensation toward variable and performance-based pay elements – In 2015, 65% to 75% of NEO total compensation was targeted to be delivered in variable Short-Term (annual) or Long-Term incentive compensation. As shown below, approximately 79% of our CEO’s target total compensation in 2015 was performance-based.

* Percentages listed in the chart above are rounded to the nearest whole number, which may result in totals slightly below or in excess of 100%.

Summary of Key Compensation Decisions and Outcomes for 2015

The key decisions the Committee made during 2015 are summarized below and discussed in greater detail in the remainder of this CD&A.

Base Salary Adjustments

The Committee approved increases in base salary for our NEOs, ranging from 2.7% to 18.2%, to more closely align our NEOs with median base salary levels of our peer group. The Committee increased our CEO’s base salary by 3.75% from $800,000 to $830,000 in 2015.

Short-Term Incentive Plan (“STI”)

Company-Wide:

•	The metrics and weightings of the metrics used in the Company-wide STI program in 2015, in which the CEO, CFO and General Counsel participated, were as follows: Operating Income (80%) and Net Working Capital (20%).
•	The Committee increased the 2015 target award for each of our CFO (from 55% to 65% of base salary) and General Counsel (from 55% to 60% of base salary) to better align the compensation of the executives with market practices in a way that further emphasizes performance-based pay. The target incentive award percentages for our CEO remained unchanged from 2014 (at 100% of base salary).
•	Based on actual Company-wide 2015 performance, the STI attainment was at the maximum achievement, or 200% payout, level of performance on each of Operating Income and Net Working Capital, and payouts of these incentives occurred in March 2016.

Commercial Trailer Products (“CTP”):

•	The metrics and weightings of the metrics used in CTP’s STI program in 2015, in which the Group President - CTP participated, were as follows: Company-wide Operating Income (55%), CTP Operating Income (25%), and Company-wide Net Working Capital (20%).
•	The Committee increased the 2015 target award percentage for our Group President - CTP (from 55% to 65% of base salary) to better align his compensation with market practices in a way that further emphasizes performance-based pay.
•	Based on actual CTP 2015 performance, attainment of the CTP Operating Income metric was at the maximum achievement, or 200% payout, level of performance, resulting in a weighted award payout of 200% to our Group President – CTP, Mr. Yeagy. Payout of this incentive occurred in March 2016.

Diversified Products Group (“DPG”):

•	The metrics and weightings of the metrics used in DPG’s STI program in 2015, in which the Group President - DPG participated, were as follows: Company-wide Operating Income (55%), DPG Operating Income (25%), and Company-wide Net Working Capital (20%).
•	The target award percentage for our Group President - DPG was unchanged from 2014 (at 65% of base salary).
•	Based on actual DPG 2015 performance, attainment of the DPG Operating Income metric was above the threshold, but below the target, level of achievement (attaining results at 84% of target), resulting in a weighted award payout of 165% to our Group President – DPG, Mr. Weber. Payout of this incentive occurred in March 2016.

Long-Term Incentive Plan

Consistent with 2014, the Committee granted performance stock units (“PSUs”), as well as service-based restricted stock units (“RSU’s”) and stock options to each of the NEOs. Each NEO’s total LTI award was allocated as follows: 50% PSUs, 30% RSUs and 20% non-qualified stock options. The PSUs and RSUs will be settled in shares.

Also consistent with 2014, for each of the NEOs, the number of PSUs earned will depend upon achievement against two equally weighted metrics: Relative Total Shareholder Return measured against a peer group of 12 similarly-cyclical companies (i.e. a different peer group than the peer group used generally by the Committee in setting compensation), and Cumulative EBITDA Performance. Each metric will be measured over a three-year period. Additionally, for our CEO only, his ability to earn RSUs will also be tied to a one-year operating income performance metric.

The Committee increased the 2015 target award percentages for each of our CEO (from 215% to 250% of salary grade mid-point), CFO (from 100% to 125%), General Counsel (from 100% to 110%) and Group President – CTP (from 100% to 125%) to better align the compensation of the executives with market practices. The target award percentage for our Group President – DPG remained unchanged (at 125%).

Executive Severance Plan

In 2015, the Committee approved, and the Company adopted an Executive Severance Plan (the “ESP”) for the Company’s executives. The ESP is effective January 1, 2016 and reflects market practice and consistency across the Company’s compensation arrangements. Pursuant to the ESP, to receive benefits under the ESP, participants are required to execute a release, non-compete, and non-solicitation agreement with the Company.

Compensation Peer Group

The Committee utilizes two compensation benchmarking peer groups to assess the competitiveness of the NEO’s target compensation levels. The peer groups are intended to reflect companies with similar revenue size and business complexity as the Company.

Our 2015 Say-on-Pay Vote

The Compensation Committee carefully considered the results of the Company’s “Say on Pay Vote” taken by stockholders at its 2015 Annual Meeting, and the Committee plans to continue to carefully consider the results of this vote each year. At the 2015 Annual Meeting, approximately 97% of the stockholder votes cast on the proposal were cast in favor of the resolution stating that the stockholders “approve the compensation of Wabash National’s executive officers.” The Compensation Committee believes that the level of support indicated by those votes reflects favorably on the Company’s executive compensation program, which emphasizes “pay for performance,” even in the highly cyclical industry in which Wabash National operates.

2015 Compensation Overview

At Wabash National, we aspire to provide ever increasing value to all of our stakeholders, including customers, stockholders, associates, suppliers and our community. To achieve this aspiration, our business strategy includes:

•	Exceptional operating performance, including driving continuous improvement, production safety, product innovation and quality;
•	Disciplined growth of stockholder value; and
•	Development and retention of high performance associates.

Execution of our strategy is expected to create a sustainable business that rewards our customers, our associates and our stockholders. Wabash National’s compensation program is designed to motivate our NEOs and other salaried associates to execute our business strategies and strive for higher company performance, while maintaining our core values of safety, customer satisfaction, product quality, best-in-class service, continuous improvement, product innovation, and ethical, trustworthy business practices. Although Wabash National’s compensation program applies to most salaried associates, this Proxy Statement focuses on its applicability to our NEOs.

The Compensation Committee (the “Committee”) is responsible for implementing our executive compensation policies and programs and works closely with management, in particular our CEO and our Senior Vice President of Human Resources, in assessing appropriate compensation for our NEOs. To assist in identifying appropriate levels of compensation, the Committee has engaged the services of Meridian, an independent compensation consultant, for assistance in 2015 and 2016 compensation plan design, and to provide compensation market data and general review and advice regarding our compensation disclosures. More information on the Committee’s processes and procedures can be found above in “Compensation Committee.”

Philosophy and Objectives of Wabash National Compensation Program

Our overall compensation philosophy is to provide compensation packages to our executives, including our NEOs, that are competitive with those of executives in our peer group, while at the same time keeping our compensation program equitable, straightforward in structure, and reflective of our overall Company performance. In implementing this philosophy, we award compensation to meet our three principle objectives: aligning executive compensation with our Company’s annual and long-term performance goals; using equity-based awards to align executive and stockholder interests; and setting compensation at levels that assist us in attracting and retaining qualified executives.

To align the incentive components of our compensation program with Company performance, we choose simple, transparent, and consistently communicated metrics that align compensation to our business strategies and our stockholders’ interests. Additionally, we utilize a mix of compensation components to meet the following goals:

•	Attract, retain, and motivate high-caliber executives;
•	As the responsibility of an associate/executive increases within the Company, place a larger portion of total compensation “at-risk,” with an increasing portion tied to long-term incentives;
•	Provide the appropriate level of reward for performance;
•	Recognize the cyclical nature of our primary truck-trailer business and the need to manage shareholder value through the business cycle by managing compensation levels and components;
•	Provide stockholder alignment by encouraging NEOs to be long-term stockholders of Wabash National;
•	Structure compensation programs to meet the tax deductibility criteria in the U.S. Internal Revenue Code when practicable; and
•	Structure the compensation program to be regarded positively by our stockholders and associates, while providing the Compensation Committee with the flexibility needed to satisfy all of the above listed goals.

Each component of Wabash National’s compensation structure, and the primary objective of each component, is summarized in the table below:

Component	Primary objective	Characteristics and Description	Where Reported in the Executive Compensation Tables
Base Salary	Attract and retain.

Fixed cash, competitively assessed against our peer group. Also takes into consideration level of responsibility, experience, knowledge, individual performance and internal equity considerations. Reviewed annually and adjusted when appropriate.

Summary Compensation Table – “Salary” column
Short-Term Incentive Award	Promote achievement of short-term financial goals aligned with shareholder interests.

Short-term incentive paid in cash, based on performance measured against annually established company-wide and business unit financial goals. Rewards executives for superior financial performance of the Company.

Summary Compensation Table – “Non-Equity Incentive Plan Compensation” column Grants of Plan-Based Awards table – “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column
Long-Term Incentive Award	Create alignment with shareholder interests and promote achievement of longer-term financial and strategic objectives.	Award is delivered through a combination of Performance Stock Units, Restricted Stock Units and Non-qualified Stock Options. Rewards executives for long-term growth of the Company.

Summary Compensation Table – “Stock” and “Option” columns

Grants of Plan-Based Awards table – “Estimated Possible Payouts Under Equity Incentive Plan Awards,” Stock, and Options columns

Outstanding Equity Awards at Fiscal Year-End table

Option Exercises and Stock Vested table

Perquisites	Attract and retain.

Executive physicals; credit monitoring; health club discounts; matching contributions to health savings accounts; amounts paid on life/disability insurance on behalf of the executive. Limited relative to peer group.

Summary Compensation Table – “All Other Compensation” column
Retirement Benefits	Attract and retain	A 401(k) plan, on which the Company has partially matched associate contributions, when the performance of the Company has allowed.	Summary Compensation Table – “All Other Compensation” column

Component	Primary objective	Characteristics and Description	Where Reported in the Executive Compensation Tables
Deferred Compensation Benefits	Attract and retain	Non-qualified deferred compensation plan where a select group of associates, including NEOs, can elect to defer base salary and/or STI Awards. The Company has partially matched associate contributions, when the performance of the Company has allowed.	Summary Compensation Table – “All Other Compensation” column Non-Qualified Deferred Compensation table.
Potential Payments Upon Change in Control	Encourage executives to operate in the best interests of stockholders both before and after a Change in Control event

Fixed cash and certain rights with respect to equity awards. Contingent in nature and payable only if an NEO’s employment is terminated as specified under the Company’s Change in Control Plan (or under the CEO’s employment agreement)

Potential Payments on Termination or Change in Control Payment and Benefits Estimate table
Other Potential Post-Employment Payments	Provide potential payments under scenarios of death, disability, termination without cause, and voluntary separation	Contingent in nature; amounts are payable only if an NEO’s employment is terminated as specified under the arrangements of various plans – including the ESP – or insurance policies	Potential Payments on Termination or Change in Control Payment and Benefits Estimate table

The Compensation Committee believes that the Company’s existing executive compensation structure continues to encompass several “best practices,” as described earlier in this CD&A, and continues to be effective in not only rewarding executives for Company performance, but also aligning executive interests with long-term stockholder interests. The Committee will continue to analyze our executive compensation structure and adjust it as appropriate to reflect our performance and competitive needs, while always incorporating our longstanding philosophies of paying for performance, supporting business strategies, and paying competitively. We believe these philosophies will continue to attract and retain quality business leaders, and will drive our NEOs and other salaried associates to produce sustainable, positive results for Wabash National and its stockholders.

Compensation Methodology and Process

Independent Review and Approval of Executive Compensation

The Compensation Committee, consisting of only independent members of the Board, is responsible for reviewing and approving the Wabash National compensation program, particularly the corporate and business segment goals and objectives related to compensation for the majority of salaried associates. The Committee evaluates the NEOs’ performance in relation to the established goals and ultimately approves the compensation for the NEOs after evaluating their compensation packages. See the “Compensation Committee” section of this Proxy Statement for a detailed listing of the Committee responsibilities and members.

In reviewing competitive peer group data discussed with management and Meridian, the Committee does not specifically “benchmark” or target a certain percentage or level of compensation to the NEOs. Rather, the Committee considers competitive peer group data as one significant factor in setting pay levels and amounts. The Committee realizes that competitive alternatives vary from individual to individual and may extend beyond equivalent positions in our industry or at other publicly-traded or similarly-situated companies. Consistent with our compensation objectives, the Committee retains the flexibility to also consider subjective factors, such as each executive’s fulfillment of duties, teamwork, level of responsibility, knowledge, time in position, experience and internal equity among the executives with similar experience and job responsibilities. When determining long-term incentive compensation, the Compensation Committee also considers the cost of the plan to the Company and present and future availability of shares under our equity plans.

The Committee annually reviews previously approved compensation plans and levels to ensure continued alignment with our business strategy, the Company’s performance, and the interest of our associates and stockholders, as well as market practices for all elements of executive compensation, and approves necessary adjustments to remain competitive.

The Nominating and Corporate Governance Committee directs an annual evaluation of the CEO, and provides the results of the evaluation to the Compensation Committee for the Compensation Committee to use in making its decision whether to renew the CEO’s employment agreement, as well as setting and approving the CEO’s compensation each year.

While the Committee does independently determine and approve the CEO’s compensation each year, it relies on the input of the CEO in setting compensation for the other NEOs. (In addition, as noted on page 21, the Committee also carefully considers the results of voting on the annual non-binding “say-on-pay” proposal.) The CEO provides the Committee with an evaluation of each NEO’s performance, as well as his recommendations for changes to the NEOs’ base salaries (if any) and STI and LTI award levels, which are based on criteria and peer group data discussed with the Committee and Meridian. The Committee has the discretion to accept, reject or modify any of the CEO’s recommendations. The other NEOs are not present during these discussions.

The Role of the Compensation Committee’s Independent Compensation Consultant

As noted under the “Compensation Committee” section of this Proxy Statement, the Committee has retained Meridian, a national compensation consulting firm, to assist it in fulfilling its responsibilities and duties. Meridian reviewed the Company’s executive compensation program design and assessed our compensation approach relative to our performance and our market assessment peer group.

Specifically, Meridian’s engagement encompasses advisory services such as annual review of executive compensation philosophy, a competitive assessment of executive compensation levels and “pay-for-performance” linkage, executive cash and equity incentive program design, review of the CEO’s employment agreement, competitive assessment of non-employee director compensation, and other ad hoc support. Meridian works at the direction of, and reports directly to, the Compensation Committee. Meridian does not provide any other services to Wabash National.

The Compensation Committee has analyzed the work of Meridian as a compensation consultant, taking into consideration all relevant factors, including the following factors: (i) the provision of other services to the Company by Meridian; (ii) the amount of fees from the Company paid to Meridian as a percentage of Meridian’s total revenue; (iii) the policies and procedures of Meridian that are designed to prevent conflicts of interest; (iv) any business or personal relationship between the individual compensation advisors employed by Meridian and any executive officer of the Company; (v) any business or personal relationship between the individual compensation advisors employed by Meridian and any member of the Compensation Committee; and (vi) any stock of the Company owned by Meridian or the individual compensation advisors employed by Meridian. The Compensation Committee has determined, based on its analysis in light of all relevant factors, including the factors listed above, that the work of Meridian and the individual compensation advisors employed by Meridian as compensation consultants to the Compensation Committee has not created any conflicts of interest, and that Meridian is independent pursuant to the independence standards set forth in the NYSE listing standards promulgated pursuant to Section 10C of the Exchange Act.

Peer Group Analysis and Compensation Market Data

To help assess the competitiveness of total compensation for each NEO, the Committee analyzed executive compensation data from the following two sources:(i) published proxies of companies specifically selected as proxy peer companies (the “Proxy Peer Group”), and (ii) the proprietary Equilar database (the “Equilar Peer Group”) For purposes of review, the Committee utilized data from the Proxy Peer Group as the primary data source to assess the competitive positioning for the CEO and CFO target compensation. Given the limited positional data available from proxies, the Committee utilized data from the Equilar Peer Group as the primary data source to assess competitive positioning for the NEO’s other than the CEO and CFO. Data from the Equilar Peer Group was considered a secondary data source for the CEO and CFO positions.

The companies in the Proxy Peer Group and the Equilar Peer Group, indicated in the charts below, are similar to Wabash National in revenue, complexity, and market capitalization. The Committee reviews annually both peer groups, which were originally recommended by Meridian, to confirm that they continue to be appropriate comparator groups for NEO compensation, and makes adjustments as it deems appropriate. The Committee believes the exercise of evaluating the peer groups is important because the availability of qualified executive talent is limited, and the design of our compensation program is important in helping us attract – and retain – qualified candidates by providing compensation that is competitive within the industries of industrial machinery, heavy trucks, and auto parts and equipment and the broader market for executive talent. The revenues listed in the charts below reflect those from the four quarters directly preceding the Committee’s December 2014 meeting, in which it reviewed and set the Company’s 2015 executive compensation programs.

2015 Proxy Peer Group

Company	Revenues ($, in millions)	Market Cap as of Oct. 31, 2014 ($, in millions)
A.O. Smith	$2,288	$4,101
Accuride Corporation	$677	$230
Actuant Corporation	$1,400	$2,059
Allison Transmission Holdings, Inc.	$2,074	$5,766
Barnes Group	$1,243	$1,991
Briggs & Stratton Corporation	$1,834	$926
Chart Industries, Inc.	$1,171	$1,419
Commercial Vehicle Group, Inc.	$811	$195
Donaldson Company, Inc.	$2,471	$5,753
EnPro Industries, Inc.	$1,178	$1,548
Federal Signal Corporation	$874	$891
Graftech International Ltd.	$1,134	$585
Greenbrier Companies, Inc.	$2,204	$1,712
Meritor, Inc.	$3,788	$1,124
Modine Manufacturing Company	$1,507	$614
Nordson Corp.	$1,646	$4,830
Tecumseh Products Company	$755	$68
Tower International, Inc.	$2,164	$504
TriMas Corporation	$1,472	$1,433
Westinghouse Air Brake Technologies (Wabtec) Corporation	$2,905	$8,307
Woodward, Inc.	$2,001	$3,354

25th Percentile	$1,171	$614
Median	$1,507	$1,433
75th Percentile	$2,164	$3,354
Wabash National Corporation	$1,863	$711

2015 Equilar Peer Group

Company	Revenues (TTM-$Mn)	Market Value - 10/31/2014 ($Mn)
Flowserve Corp.	$4,886	$9,268
Trinity Industries Inc.	$5,765	$5,558
Colfax Corporation	$4,589	$6,726
Xylem Inc.	$3,907	$6,613
Harsco Corporation	$2,255	$1,752
Pall Corporation	$2,856	$9,764
ITT Corporation	$2,640	$4,127
Donaldson	$2,471	$5,753
A.O. Smith Corp.	$2,288	$4,101
Tower International, Inc.	$2,164	$504
IDEX Corporation	$2,144	$5,948
Nordson Corporation	$1,646	$4,830
TriMas Corporation	$1,472	$1,433
Chart Industries Inc.	$1,171	$1,419
Graco Inc.	$1,187	$4,668
Barnes Group Inc.	$1,243	$1,991
Drew Industries Inc.	$1,126	$1,136
Federal Signal Corp.	$874	$891
Coherent Inc.	$795	$1,625
Checkpoint Systems Inc.	$673	$553
II-VI Inc.	$719	$840
ESCO Technologies Inc.	$531	$1,000

25th Percentile	$1,137	$1,207
Median	$1,895	$3,046
75th Percentile	$2,598	$5,704
Wabash National Corporation	$1,863	$711

Direct Compensation Elements

The following information describes, in detail, each direct compensation element, including a discussion of performance metrics, where applicable. It is intended that this information be read in conjunction with the information provided in the tables that follow this CD&A.

Base Salary

In determining salary levels for each of our NEOs (other than our CEO), the Committee takes into consideration a competitive market assessment provided to it by Meridian, which analyzes the pay practices at the peer group companies listed above, as well as several subjective factors previously discussed on page 23. The Committee also considers each NEO’s current salary as compared to an internal Company salary grade range for other employees, as well as the salary practices of the relevant peer group.

In determining the salary level for our CEO, the Committee takes into consideration the Proxy Peer Group assessment addressed above, as well as the annual performance evaluation of our CEO conducted by the Board’s Nominating & Corporate Governance Committee. In 2015, the Compensation Committee increased our CEO’s salary by 3.75%, from $800,000 to $830,000 – considering the Proxy Peer Group data, as well as the results of his performance evaluation, which noted his significant role in leading the Company to another year of record-setting financial performance levels.

Short-Term Incentive Plan

Our short-term incentive plan, or STI Plan, is designed to reward participants for meeting or exceeding financial and other performance goals during a calendar year, and is available to NEOs, as well as other executives and key associates. If STI Plan targets are met, participants receive a cash bonus. In short, we strive to pay for performance – we pay higher compensation when our management team achieves our predetermined goals, and lower compensation when it does not. The following factors are used to calculate the amount of the STI award actually paid to NEOs: Base salary earnings; Target STI Rate, as described below under Approval of STI Rates; and Wabash National’s operating performance against the STI metrics, as described below under Performance Metrics for STI. The STI Plan awards are made pursuant to the 2011 Omnibus Incentive Plan, which was last approved by our stockholders at the May 2011 Annual Meeting. (We are seeking re-approval of the performance goals in the 2011 Omnibus Incentive Plan at the upcoming May 2016 Annual Meeting. See Proposal 3.) Individual STI payouts cannot exceed the maximum as established in the approved plan. However, in addition to the performance metrics, participants in the STI Plan also had to meet or exceed personal performance criteria reviewed during the Company’s associate performance review process or their STI Award could be decreased or eliminated.

Performance Metrics for the 2015 STI Plan

For 2015, as in 2014, the Committee established Operating Income and Net Working Capital as the performance metrics used in the calculation of STI awards. The Committee deemed these metrics appropriate for the short-term focus and business goals of the Company, as both metrics provide clear and easily measurable goals for Plan participants.

For those participants in the STI Plan who were employed at the corporate level of the Company, including the following NEOs – Messrs. Giromini and Taylor, and Ms. Roth – payout under the STI Plan was contingent upon the achievement of pre-determined corporate-wide targets of Operating Income and Net Working Capital for Wabash National. Each performance metric was independent of the other in calculating whether corporate-level STI Plan participants would earn a STI Award, with 80% of the total STI Award dependent upon achievement of the Operating Income targets, and 20% upon achievement of the Net Working Capital targets.

For those participants in the STI Plan who were employed at a segment business unit (“SBU”) level of the Company, including two of our NEO’s – Messrs. Weber and Yeagy - 55% of any award made under the STI Plan was contingent upon the achievement of the pre-determined Operating Income target at the corporate level, 20% was contingent upon the achievement of the pre-determined Net Working Capital target at the corporate level, and the remaining 25% of any such STI Plan award was contingent upon the achievement of pre-determined Operating Income targets at the applicable SBU level. The targets described above and Wabash National’s actual performance results, are listed in the table below under “2015 Performance Results for STI.”

Approval of STI Rates

After review and consideration of peer group data and discussion with Meridian, the Committee approves target STI rates. In 2015, the Committee set target STI rates for our NEOs to align with the median target cash bonus rates of the relevant peer group. Our CEO’s target STI rate represents the rate set forth in his employment agreement, which the Proxy Peer Group data continues to indicate is an appropriate rate and consistent with the median. In 2015, the Committee increased STI rates for our CFO (from 55% to 65% of base salary) and General Counsel (from 55% to 60% of base salary) to more closely align them with the median of the respective peer group; the rates for our other NEOs were unchanged from 2014. The Committee’s 2015 approved STI Rates for each NEO are set forth below:

Target STI Rate
Mr. Giromini	100%
Mr. Taylor	65%
Ms. Roth	60%
Mr. Weber	65%
Mr. Yeagy	65%

2015 Performance Results for STI

For our NEOs employed at the corporate level, as well as for those employed at the SBU level, the amount of the Total STI Award paid in 2015 was calculated in two steps, as follows:

	Corporate-level NEOs		SBU-level NEOs
1.	Base Salary Earnings x Target STI Rate = Target STI Bonus	1.	Base Salary Earnings x Target STI Rate = Target STI Bonus
2.	Target STI Bonus	2.	Target STI Bonus
	x (20% x Actual Corporate NWC Payout as a % of Target)		x (20% x Actual Corporate NWC Payout as a % of Target)
	x (80% x Actual Corporate OI Payout as a % of Target)		x (55% x Actual Corporate OI Payout as a % of Target)
=	Total STI Award Amount		x (25% x Actual SBU OI Payout as a % of Target)
		=	Total STI Award Amount

Both the Operating Income and the Net Working Capital performance metrics under the STI Plan may be achieved at a threshold, target or maximum level. The threshold, target and maximum goals were based on various outcomes considered by the Compensation Committee, with the target amounts reflecting the Company’s operating budget approved by the Board.

Because annual targets for performance goals are set at levels based on our expected financial performance for the year, the Committee believes that paying at 200% of a performance metric’s target for superior performance provides appropriate incentive to achieve outcomes clearly exceeding target expectations. However, by capping the potential payout for such superior performance, the Committee believes this reduces the risk that executives might be motivated to pursue excessively high short-term goals to maximize short-term payouts, at the expense of the long-term performance of the Company.

The Committee further believes that threshold amounts, which are set at 80% or greater of the applicable metric under the Board-approved operating budget, represent sufficient performance to warrant incentive compensation, and that a potential payout equal to 50% of target is appropriate for such an achievement level. If the threshold level of performance for a particular goal is not achieved, the payout for that goal is zero. Actual performance payout is interpolated between the performance target levels set forth below.

The chart below details the goals necessary for the corporate–level NEOs (our CEO, CFO and General Counsel) to achieve STI payout in 2015, as well as the Company’s actual performance results, calculated in accordance with the STI Plan:

(reported in millions, except for percentages)	Threshold	Target	Maximum	Actual
Net Working Capital (“NWC”) 20% of STI Award	13.0%	12.0%	11.0%	10.9%
Corporate Operating Income (“OI”) 80% of STI Award	$107 million	$134 million	$161 million	$180.4 million
Performance Payout	50%	100%	200%	200% - NWC 200% - Corp OI
Weighted Performance Payout to NEOs				200% (Messrs. Giromini & Taylor, and Ms. Roth)

The chart below details the corporate goals and the SBU Operating Income goals necessary for Messrs. Weber and Yeagy to achieve payout, as well as the actual performance results for the Commercial Trailer Products and Diversified Products business units, calculated in accordance with the STI Plan:

(reported in millions, except for percentages)	Threshold	Target	Maximum	Actual
Corporate NWC 20% of STI Award	13.0%	12.0%	11.0%	10.9%
Corporate OI 55% of STI Award	$107 million	$134 million	$161 million	$181.5 million[1]
Operating Income – Commercial Trailer Products (“CTP”) 25% of STI Award	$76.9 million	$96.6 million	$115.4 million	$159.3 million[1]
Operating Income – Diversified Products (“DP”) 25% of STI Award	$45.8 million	$57.7 million	$68.7 million	$48.4 million[1]
Performance Payout on SBU OI Results	50%	100%	200%	200% - CTP OI 60% - DP OI
Weighted Performance Payout to NEOs				200% - Mr. Yeagy (CTP) 165% - Mr. Weber (DP)

1Actual results for purposes of calculating performance under our STI Plan. Amounts differ from results reported in the Company’s 10-K and other external filings due to non-recurring items during the year. The externally reported Corporate OI was $180.4 million, with the difference attributable to a $1.1 million non-cash impairment of intangible assets in 2015. The externally reported OI for CTP $158.8 million, with the difference attributable to a favorable change in internal corporate cost allocation methods. The externally reported OI for DPG was $47.9 million, with the difference attributable to the above-mentioned non-cash impairment of intangible assets, offset by an unfavorable change in internal corporate cost allocation methods.

As noted above, while actual performance against either metric might exceed the listed “Maximum” performance levels, STI Plan Awards are capped at a maximum of 200% of the STI Award that can be earned for meeting “Target” performance levels. The STI Plan Awards paid to each NEO under the STI Plan are also set forth in footnote 2 the Summary Compensation Table below. The Committee did not exercise its authority to decrease or eliminate any NEO STI payouts for fiscal 2015. For fiscal 2015, STI award payouts to the NEOs represented approximately 19.7% of the total amount of STI award payouts to all eligible STI Plan participants.

Long-Term Incentive Plan

Our long-term incentive plan, or LTI Plan, is designed to reward our executives, including NEOs, for increasing stockholder value. It is also intended to be used as an attraction and retention tool in recruiting and promoting executive talent. We believe that equity-based awards are an important part of an equitable structure because it is fair to our executives and to the Company that the level of rewards for our executives increase and decrease based on the return to stockholders.

Approval of LTI Award Values

In 2015, the Committee approved LTI awards consisting of Restricted Stock Units (“RSUs”), Non-Qualified Stock Options (“NQOs”), and Performance Stock Units (“PSUs”) – all awarded under the stockholder-approved 2011 Omnibus Incentive Plan. The Committee establishes LTI award grant values to the NEOs based on the following factors: level of responsibility, individual performance, peer group data, and the number of shares available under the 2011 Omnibus Incentive Plan. Generally at its first regularly-scheduled Committee meeting each year, the Committee approves the anticipated LTI award values and mix after review and consideration of peer group data on target long-term incentives. At the time of grant, the Committee has the discretion to increase or decrease the base-level award to distinguish an individual’s level of past performance, to deliver particular LTI value, or to reflect other adjustments as the Committee deems necessary.

The Committee calculates and approves the actual number of each type of award granted to each NEO by: (1) setting the overall LTI award value, taking into account the factors discussed above, which is generally expressed as a percentage of the NEO’s salary grade mid-point; (2) calculating, at the close of the market on the day of the award grants, the targeted value to apply to each of the NQOs/PSUs/RSUs; and (3) dividing the overall LTI award value for each NEO by the RSU/PSU/NQO targeted values, to reach the targeted award mix (see LTI Award Mix below for a discussion of the 2015 approved LTI Award mix). For detail regarding the calculated values of each of the awarded RSUs, PSUs and NQOs, see the Grants of Plan-Based Awards table and footnote 6 thereto.

In establishing the LTI award values in 2015, the Committee increased the target LTI rates for our CEO (from 215% to 250% of salary grade mid-point), CFO (from 100% to 125% of salary grade mid-point), General Counsel (from 100% to 110% of salary grade mid-point) and Group President – CTP (from 100% to 125% of salary grade mid-point) in 2015 to more closely align them with the median of our peer group. The target LTI rate for our Group President - DPG remained unchanged. The Committee’s 2015 approved LTI award rates and salary grade mid-point values for each NEO are set forth below:

	2015 LTI Award Rate	2015 Salary Grade Mid-Point	2015 LTI Target Grant Value
Mr. Giromini	250%	$848,300	$2,120,750
Mr. Taylor	125%	$412,700	$515,875
Ms. Roth	110%	$365,600	$402,160
Mr. Weber	125%	$412,700	$515,875
Mr. Yeagy	125%	$412,700	$515,875

LTI Award Mix

In 2015, the Committee approved a targeted award mix of 30% RSUs, 20% NQOs and 50% PSUs. The Committee believes this is an appropriate mix to emphasize its goals of encouraging stock ownership in Wabash National, retaining NEOs in the long-term, and focusing NEOs on long-term growth in stockholder value. The general terms for each form of equity awarded to the NEOs in 2015 are listed below:

	PSUs	RSUs	NQOs
Performance Metrics	Relative Total Shareholder Return (50%) and Cumulative EBITDA Performance (50%)	None, with the exception of the RSUs granted to our CEO, which were conditioned upon the Company achieving at least $50 million in Operating Income in 2015	None (but cannot be exercised for value unless the Company’s stock price increases over time)
Performance Period	Three years	None	None
Vesting Period	Earned awards, if any, vest in full on third anniversary of the grant date	Award vests in full on third anniversary of the grant date	Award vests in three equal installments over three years
Restrictions/ Expiration	Earned only upon achievement of at least threshold performance level, and paid out in Wabash National Common Stock upon vesting	Restricted until vesting date, at which time they are paid out in Wabash National Common Stock	Expire ten years from the grant date

In addition to the restrictions listed above, all awards granted to the NEOs pursuant to the Company’s equity compensation plans are subject to the Company’s Stock Ownership Guidelines, which are discussed on page 33. See the Grants of Plan Based Awards table and footnotes on pages 39-40 for more information on LTI awards delivered to the NEOs, as well as the terms of the awards.

The Committee views both the PSUs and NQOs as performance-based awards, as PSUs can only be earned upon achievement of the three-year performance metrics established by the Committee and the value of the NQOs is tied to increases in the value of Wabash National Common Stock. Company executives will not realize any value from the NQO awards unless Company stock price increases, thereby increasing value to stockholders. Additionally, the Committee views the RSU award to our CEO as performance-based, as the RSUs to be earned by Mr. Giromini were subject to a one-year performance period with a performance target of $50 million in Operating Income in fiscal year 2015, as well as a three-year time-based vesting period from the date of grant. The PSUs and NQOs awarded to all NEOs, as well as our CEO’s RSUs, are intended to be performance-based for purposes of preserving the tax deductibility of that portion of our NEOs’ compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“the Code”).

For fiscal 2015, the number of RSUs granted to the NEOs represented 37% of all RSUs granted to all LTI Plan eligible participants; the number of PSUs granted (but not yet earned) to the NEOs represented 50% of all PSUs granted (but not yet earned) to all LTI Plan eligible participants; and, the number of NQOs granted to the NEOs represented 47% of all NQOs granted to all LTI Plan eligible participants. These proportions are consistent with our philosophy that as our associates, including NEOs, assume greater responsibility in the Company, a larger portion of incentive compensation should be focused on at-risk and long-term awards.

PSU Performance Metrics

The Committee established two independent performance metrics associated with the award of PSUs in 2015:

•	Relative Total Shareholder Return (“RTSR”); and
•	Cumulative EBITDA Performance.

Each of these metrics are independent of the other in calculating whether LTI Plan participants will earn the PSUs attributable to such metric, with each of RTSR and Cumulative EBITDA Performance weighted at 50% of the total LTI Award. The Committee chose these metrics to emphasize the Company’s continued focus on growth and the creation of stockholder value in the long term.

Relative Total Shareholder Return

RTSR will be measured relative to a group of similarly-cyclical companies over a three-year period, as the Committee believes this is the fairest way to track and award Company performance with regard to stockholder return in a highly-cyclical industry. RTSR performance will be measured in relation to the following “Cyclical Peer Group”:

Accuride Corp (ACW)	Meritor (MTOR)	Commercial Vehicle Group (CVGI)
Federal Signal (FSS)	Navistar (NAV)	Spartan Motors (SPAR)
Oshkosh (OSK)	Paccar (PCAR)	Tower International (TOWR)
Tecumseh (TECU)*	Modine (MOD)	TriMas (TRS)

*In the event any Cyclical Peer Group company ceases to be an independent, publicly-traded company during the performance period, the Committee may substitute an alternate cyclical company, in the order listed below: Trinity Industries, Inc. and Actuant Corporation. As of September 2015, Tecumseh ceased being an independent, publicly-traded company and was replaced in the Cyclical Peer Group with Trinity Industries, Inc. for purposes of tracking RTSR performance over the entire performance period.

The Cyclical Peer Group companies were recommended following Meridian’s analysis to best correlate each company’s cycle length and position in cycle, as compared to that of Wabash National. The start of the RTSR performance period was January 1, 2015 and Wabash National’s relative ranking versus the Cyclical Peer Group will be measured at the completion of the three-year performance period (close of NYSE market on December 31, 2017). RTSR performance will be measured on full-month stock performance for December 2014 versus December 2017 (using average closing stock price performance for each month), by including only those companies who are in the Cyclical Peer Group as of the close of business on December 31, 2014 and continue as independent, publicly-traded companies on December 31, 2017.

The Company must achieve an RTSR ranking level within the Cyclical Peer Group of nine or above by the end of the three-year performance period for the NEOs to earn at least 50% of the PSUs granted under the 2015 LTI Plan. The chart below details the potential RTSR award rates for various ranking levels that trigger payment of PSUs under the 2015 LTI Plan:

Wabash National RTSR Ranking	RTSR Award Rate
1st	200%
2nd	190%
3rd	180%
4th	160%
5th	140%
6th	120%
7th	100%
8th	75%
9th	50%
10 th -13th	0%

Cumulative EBITDA Performance

The performance period for measurement of Cumulative EBITDA Performance began with the start of the Company’s fiscal year on January 1, 2015 and will continue through the close of the Company’s fiscal year on December 31, 2017.

Operating EBITDA is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, and other non-operating income and expense. Cumulative EBITDA Performance is calculated by totaling the Company’s Operating EBITDA results from each of the three performance period fiscal years.

The chart below details the level of Cumulative EBITDA Performance necessary for the NEOs to earn the PSUs attributable to this metric granted under the 2015 LTI Plan:

Cumulative EBITDA as % of Target	Percent of PSU Target Value
115%	200% (Maximum)
100%	100% (Target)
74%	50% (Threshold)
<74%	0%

If the Company fails to meet the “Threshold” performance level set forth above then our NEOs will not receive any portion of the PSU awards that are tied to this metric. And, while actual Cumulative EBITDA Performance might exceed the listed “Maximum” performance level, LTI Plan Awards are capped at a maximum of 200% of the LTI Award that can be earned for meeting “Target” performance levels. Actual performance payout is interpolated between the performance levels set forth above.

Calculation of Total PSUs Earned at End of Three-Year Performance Period

Assuming achievement of the goals associated with the RTSR and Cumulative EBITDA Performance metrics, the total number of PSUs that will be earned by the NEOs at the end of the three-year performance period will be calculated as follows:

Number of PSUs granted (but not yet earned) to NEOs in 2015

x (50% x Actual RTSR Ranking Award Rate)

x (50% x Actual Cumulative EBITDA Award Rate, as a Percentage of Target)

= Total Earned PSUs

Payout of PSUs for 2013 to 2015 Performance Cycle

The PSUs granted on February 20, 2013 were subject to a three-year performance period established by the Compensation Committee in the Company’s 2013 LTI Plan, which ended on December 31, 2015. Under the Company’s 2013 LTI Plan, the Committee established two performance metrics – RTSR and Cumulative EBITDA Performance – for measurement over the three-year period. These metrics were independent of the other in calculating whether LTI Plan participants would earn the PSUs attributable to such metric, with each metric weighted at 50% of the total LTI Award. As of December 31, 2015:

•	The Company ranked 4th within the Cyclical Peer Group with regard to the RTSR metric (resulting in NEOs earning 140% of the portion of the award tied to that metric), and
•	The Company achieved Cumulative EBITDA over the performance period of $548.4 million, which exceeded the “Maximum” performance level ($360 million) with regard to the Cumulative EBITDA Performance metric (resulting in NEOs earning 200% of the portion of the award tied to that metric).

As a result, each NEO earned 170% of the targeted number of PSUs granted to them in February 2013. Each earned PSU vested on February 20, 2016, which was three years from the original date of grant. Upon vesting, each NEO received one share of the Company’s Common Stock for each fully vested PSU.

LTI Grant Practices

Grants of equity awards are generally made to our executives, including NEOs, at one time each year pursuant to the LTI Plan. The Compensation Committee typically reviews and approves awards and award levels under the LTI Plan in February of each year in conjunction with regularly scheduled meetings of the Compensation Committee and the Board of Directors, which occur after the release of year-end financial results from the previous year.

While most of our equity awards are made at the above-described time period, we occasionally make grants of RSUs or NQOs to executives at other times, including in connection with the initial hiring of a new executive or a promotion. We do not have any specific program, plan or practice related to the timing of equity award grants to executives in coordination with the release of non-public information.

Mr. Giromini, who also serves as a director of the Company, has the authority to grant awards such as inducement grants within prescribed parameters under the 2011 Omnibus Incentive Plan to Company associates who are not officers or directors of the Company. Mr. Giromini is the only officer who has the authority to grant these equity awards. No other executive officer has the authority to grant any equity awards under the Plan.

All options are granted with an exercise price equal to the closing market price on the date of grant, as reported on the NYSE. The date of grant for our equity awards is set by the Board of Directors, with the grant date generally being the date the awards are approved by the Compensation Committee in its February meeting.

Executive Stock Ownership Guidelines and Insider Trading Policy

In February 2005, we first adopted stock ownership guidelines for our executive officers, including our NEOs. Upon evaluation of prevalent market practices, we revised these guidelines in September 2011.

These guidelines are designed to encourage our executive officers to work towards and maintain a certain equity stake in the Company and more closely align their interests with those of other stockholders. Our current stock ownership guidelines provide that each executive is required to hold 65% of all Company shares received through the Company’s incentive compensation plans (the “Executive Holding Requirement”) until the executive achieves the target ownership levels set for his/her position. Once a Company executive has achieved his/her stated target ownership level, s/he is no longer required to adhere to the Executive Holding Requirement, unless and until his/her ownership level falls below the target. The target ownership levels are as follows:

CEO	Five (5) times base salary
Executive Vice Presidents	Three (3) times base salary
Senior Vice Presidents	Two-and-one-half (2 ½) times base salary

For purposes of calculating target ownership levels, the following types of Company shares are counted: stock owned by the executive; vested and unvested restricted stock and restricted stock units; and, performance shares deemed earned, but not yet vested. Company executives are required to comply with the guidelines immediately upon hire or promotion. However, executives may forfeit shares to pay taxes upon vesting of shares and/or the exercise price upon stock option exercise. The Compensation Committee reviews compliance with the guidelines on a periodic basis; as of December 31, 2015, all of our NEOs were in compliance.

Under our Insider Trading Policy, our executive officers, including our NEOs are prohibited from engaging in:

•	selling short our Common Stock,
•	pledging of Company securities and/or holding Company securities in margin accounts; and
•	hedging and/or offsetting transactions regarding our Common Stock.

Deductibility Cap on Executive Compensation

Under Section 162(m) of the Code, and applicable Treasury regulations, no tax deduction is allowed for annual compensation in excess of $1,000,000 to the CEO and the three other most highly compensated officers other than the CFO. However, performance-based compensation, as defined in the Code, is fully deductible if the programs, among other requirements, are: (1) approved by stockholders, (2) the compensation is payable only upon attainment of pre-established, objective performance goals, and (3) the board committee that establishes such goals consists only of “outside directors” as defined for purposes of Section 162(m).

The Committee strives to provide NEOs with compensation programs that will preserve the tax deductibility of compensation paid by Wabash National, to the extent reasonably practicable and to the extent consistent with Wabash National’s other compensation objectives. For 2015, all of the members of the Compensation Committee qualified as “outside directors,” as defined for purposes of Section 162(m). The Committee believes, however, that stockholders interests are best served by not restricting the Committee’s discretion and flexibility in structuring compensation programs, even though such programs may result in certain non-deductible compensation expenses. With the exception of approximately $503,570 of non-performance-based compensation paid to Mr. Giromini in 2015, all other 2015 executive compensation (other than the CFO’s) was fully deductible. As described in detail on page 30 under LTI Award Mix, the Compensation Committee took steps in 2014 and 2015 to qualify a greater amount of our CEO’s compensation as deductible in the future by establishing an Operating Income performance metric that the Company must first meet prior to our CEO receiving annual grants of RSUs.

Indirect Compensation Elements

The following sections describe each indirect compensation element. It is intended that this information be read in conjunction with the information provided in the tables that follow this CD&A.

Perquisites

We offer our NEOs various perquisites that the Committee believes are reasonable to remain competitive. These perquisites constitute a small percentage of total compensation. The Committee conducts an annual review of perquisites offered to the NEOs as part of the Committee’s overall NEO compensation review process. For more information on these perquisites and to whom they are provided, see footnote 4 to the Summary Compensation Table. In addition to the items listed in the aforementioned footnote, NEOs, as well as other Company employees, are also provided access to general financial planning services and Wabash National-sponsored seats at a local sporting venue for personal use when not occupied for business purposes, both at no incremental cost to the Company.

Retirement Benefits

Retirement Benefit Plan

The Company has adopted a Retirement Benefit Plan that is also applicable to our NEOs. The purpose of the plan is to clearly define benefits that are provided to qualified associates who retire from the workforce after service to the Company. Additional information regarding this Plan, including definitions of key terms and a quantification of retirement benefits, is set forth below in the section entitled Potential Payments on Termination or Change-in-Control.

Tax-qualified Defined Contribution Plan

We maintain a tax-qualified defined contribution plan in the form of a traditional 401(k) plan with a Roth 401(k) option, either of which is available to a majority of the Company’s associates, including the NEOs. The Company matches dollar-for-dollar the first 3% of compensation an associate places into these plans, and matches one-half of the next 2% contributed by the associate to the plan, up to federal limits. Any annual Company matches are reported under the “All Other Compensation” column, and related footnote 4, of the Summary Compensation Table.

Deferred Compensation Benefits

We maintain a non-qualified, unfunded deferred compensation plan that allows our directors and eligible highly-compensated associates, including the NEOs, to voluntarily elect to defer certain forms of compensation prior to the compensation being earned and vested. We make the non-qualified plan available to our highly-compensated associates as a financial planning tool and as an additional method to save for retirement. Executive officers do not receive preferential earnings on their deferred compensation. As a result, we do not view earnings received on contributions to the deferred compensation plan as providing executives with additional compensation. All deferred compensation benefits are designed to attract, retain, and motivate associates. Such deferred compensation benefits are commonly offered by companies with whom we compete for talent.

The Company matches dollar-for-dollar the first 3% of compensation an associate places into the non-qualified deferred compensation plan, and matches one-half of the next 2% the associate contributes to the plan. Any annual Company matches are reported under the “All Other Compensation” column, and related footnote 4, of the Summary Compensation Table.

Participants in the Deferred Compensation Plan are general creditors of the Company. See the Non-Qualified Deferred Compensation Table below for additional information.

Potential Payments Upon Change-in-Control and Other Potential Post-Employment Payments

Associate Severance Plan

We have adopted an Associate Severance Plan that provides for severance benefits for all of our associates, including our NEOs, in the event we terminate their employment without cause. For additional information regarding this Plan, including a quantification of severance benefits that would be received assuming termination of eligible NEOs on December 31, 2015, see the section entitled Potential Payments on Termination or Change in Control, and the accompanying table.

Executive Severance Plan

On December 9, 2015, the Company adopted the Wabash National Corporation Executive Severance Plan (the “ESP”). The ESP was effective as of January 1, 2016 and was adopted to provide enhanced severance protections to certain executives who are designated by the Compensation Committee as eligible to participate in the ESP, including all of the NEOs. The ESP is not intended to duplicate any benefits that may be provided under other Company compensation plans or arrangements, but rather to provide enhanced benefits to certain executives who agree to execute a release, non-compete, and non-solicitation agreement with the Company upon termination. While the ESP was not in effect in 2015, it became available to certain designated executives, including the NEOs, beginning in 2016.

For additional information regarding the ESP, including definitions of key terms and benefits, see the section entitled Potential Payments on Termination or Change in Control. However, since the ESP was not in effect in 2015, a quantification of severance benefits under the ESP is not included in the Potential Payments on Termination or Change in Control – Payment and Benefit Estimates table.

Other Severance and Change-in-Control Agreements

In 2015, we did not have individual employment or severance agreements with any of our NEOs, other than an employment agreement with Mr. Giromini, which automatically renews on an annual basis unless either the Board or Mr. Giromini chooses not to renew it. Mr. Giromini’s agreement provides for payments and other benefits if his employment terminates based upon certain qualifying events, such as termination “without cause” or leaving employment for “good reason.” The Board believed these terms, which were originally negotiated when Mr. Giromini was initially hired in 2002, were necessary to hire Mr. Giromini and were consistent with industry practice. In deciding to renew Mr. Giromini’s contract in 2015, the Board determined that such terms remained consistent with industry practice. For more information on Mr. Giromini’s employment agreement, see pages 48-49.

We have adopted a change-in-control plan applicable to NEOs, as well as other executives of the Company, as specifically designated by our Board of Directors. We determined that this plan was appropriate based on the prevalence of similar plans within the market, as well as the dynamic nature of the business environment in which we operate. We also believe the change-in-control plan, similar to the severance provisions of Mr. Giromini’s employment agreement, is an appropriate tool to motivate executive officers to exhibit the proper behavior when considering potential business opportunities. By defining compensation and benefits payable under various merger and acquisition scenarios, change-in-control agreements enable the NEOs to set aside personal financial and career objectives and focus on maximizing stockholder value. These agreements help to minimize distractions such as the officer’s concern about what may happen to his or her position, and help to keep the officer focused on the Company’s and its stockholders’ best interests in analyzing opportunities that may arise. Furthermore, they ensure continuity of the leadership team at a time when business continuity is of paramount concern. Under the terms of his employment agreement as amended in December 2010, and renewed most recently in 2015, Mr. Giromini is entitled to receive the greater of the benefits pursuant to our change-in-control plan or his employment agreement, but not both.

Additional information regarding these provisions, including a definition of key terms and a quantification of benefits that would be received assuming a triggering event on December 31, 2015, is set forth below in the Potential Payments on Termination or Change in Control – Payment and Benefit Estimates table.

Executive Life Insurance Program

Pursuant to the terms of his employment agreement, we maintain a life insurance policy on Mr. Giromini. We have purchased and maintain this policy but provide Mr. Giromini with an interest in the death benefit. Mr. Giromini is responsible for taxes on the income imputed in connection with this agreement under Internal Revenue Service rules. Upon termination of employment, the life insurance policy will be assigned to Mr. Giromini or his beneficiary. This was a negotiated benefit entered into when Mr. Giromini began employment with the Company.

Compensation Committee Report

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Wabash National Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (including through incorporation by reference to this Proxy Statement).

COMPENSATION COMMITTEE

Martin C. Jischke
James D. Kelly
John E. Kunz
Larry J. Magee
Ann D. Murtlow
Scott K. Sorensen

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors in 2015 consisted of Dr. Jischke, Mrs. Murtlow and Messrs. Kelly, Kunz, Magee and Sorensen. None of these individuals is currently, or has ever been, an officer or associate of Wabash National or any of our subsidiaries. In addition, during 2015, none of our executive officers served as a member of a board of directors or on the compensation committee of any other entity that had an executive officer serving on our Board of Directors or on our Compensation Committee.

Executive Compensation Tables

In this section, we provide tabular and narrative information regarding the compensation of our NEOs for the fiscal year ended December 31, 2015.

Summary Compensation Table

for the Year Ended December 31, 2015

The following table summarizes the compensation of the NEOs for the year ended December 31, 2015 and for the years ended December 31, 2014 and 2013. The NEOs are the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers in 2015 as determined by calculating total compensation pursuant to the table below.

				Non-Equity
				Incentive Plan	Stock	Option	All Other
		Salary	Bonus	Compensation	Awards	Awards	Compensation	Total
Name and Principal Position	Year	(1)	(2)	(3)	(4)	(4)	(5)	($)
RICHARD J. GIROMINI	2015	$857,808	—	$1,715,616	$1,944,163	$412,776	$192,624	$5,122,987
President,	2014	$797,442	—	$1,052,624	$1,500,825	$336,686	$166,634	$3,854,210
Chief Executive Officer	2013	$699,346	—	$1,118,954	$1,023,105	$445,590	$156,655	$3,443,650

JEFFERY L. TAYLOR	2015	$334,712	—	$435,125	$472,981	$100,372	$43,162	$1,386,352
Senior Vice President -	2014	$273,654	—	$198,673	$439,981	$68,138	$39,476	$1,016,821
Chief Financial Officer	2013	$209,523	—	$136,888	$65,058	$28,321	$40,423	$480,213

ERIN J. ROTH	2015	$346,135	—	$415,362	$368,646	$78,322	$25,302	$1,233,767
Senior Vice President -	2014	$319,192	—	$231,734	$303,681	$68,138	$25,233	$947,977
General Counsel & Secretary	2013	$288,116	—	$230,492	$226,888	$98,816	$22,771	$867,083

MARK J. WEBER	2015	$387,673	—	$415,780	$472,981	$100,372	$47,471	$1,424,277
Senior Vice President, Group President	2014	$364,596	—	$260,686	$424,513	$95,243	$46,709	$1,191,748
- Diversified Products	2013	$337,385	—	$323,889	$251,225	$109,421	$43,721	$1,065,641

BRENT L. YEAGY	2015	$387,058	—	$503,175	$472,981	$100,372	$46,091	$1,509,677
Senior Vice President, Group President	2014	$343,788	—	$277,953	$303,681	$68,138	$43,230	$1,036,790
- Commercial Trailer Products	2013	$285,173	—	$166,707	$171,508	$74,663	$36,673	$734,724

*	All reported values are rounded to the nearest dollar; as a result, the value reported in the “Total” column above may not reflect the sum of all other values reported in this table.

(1)	This column includes base salary earnings for each NEO, as well as amounts deferred by the NEOs under the Company’s Non-Qualified Deferred Compensation Plan. For salary amounts deferred in 2015, see the first column of the Non-Qualified Deferred Compensation table on page 44.

(2)	Our annual bonuses are performance based, not discretionary, and are therefore included as Non-Equity Incentive Plan Compensation in the table above.

(3)	For 2015, non-equity incentive plan compensation includes cash awards under the Company’s 2015 STI Plan. Cash awards earned for the performance period ending December 31, 2015 were paid to NEOs in March 2016 unless deferred by the NEO under the Company’s Non-Qualified Deferred Compensation Plan. The following table shows the awards earned under the 2015 STI Plan. All reported values are rounded to the nearest dollar:

2015 STI Plan Awards
Name	Target Award as % of Base Salary Earnings	Base Salary Earnings	Actual Performance as % of Target	Award Amount
Richard J. Giromini	100%	$857,808	200%	$1,715,616
Jeffery L. Taylor	65%	$334,712	200%	$435,125
Erin J. Roth	60%	$346,135	200%	$415,362
Mark J. Weber	65%	$387,673	165%	$415,780
Brent L. Yeagy	65%	$387,058	200%	$503,175

For additional information on our STI Plan structure in 2015, including plan metrics and performance measurements, see the CD&A relating to our STI Plan on pages 27-29.

(4)	Amounts represent the aggregate grant date fair value of grants made to each NEO during 2015 under the Company’s 2015 LTI Plan, as computed in accordance with FASB ASC Topic 718. The values in these columns exclude the effect of estimated forfeitures. Grants in 2015 consisted of restricted stock units (RSUs), non-qualified stock options (NQOs), and performance stock units (PSUs) awarded under the Company’s stockholder-approved 2011 Omnibus Incentive Plan. For the per-share grant date fair values applicable to the RSUs, PSUs, and NQOs see Grants of Plan Based Awards table. The following table shows the number of each award granted at “Target” performance levels under the 2015 LTI Plan:

2015 LTI Plan Awards
Name	RSUs (#)	NQOs (#)	PSUs (#)
Richard J. Giromini	44,930	46,800	74,890
Jeffery L. Taylor	10,930	11,380	18,220
Erin J. Roth	8,520	8,880	14,200
Mark J. Weber	10,930	11,380	18,220
Brent L. Yeagy	10,930	11,380	18,220

As discussed in the CD&A, the PSUs reported above have not yet been earned by the NEO’s and will be earned only upon achievement of the Committee-approved performance metrics during the three-year performance period. (See pp. [ ]). The PSUs reported above represent the “Target” payout level of PSUs; at “Maximum” payout level, assuming the Company achieves “Maximum” performance levels for both LTI performance metrics, the payout of PSUs would be 200% of “Target,” with award payouts to each of the NEOs as follows: Mr. Giromini – 149,780, with a grant date fair value of $2,615,908; Mr. Taylor – 36,440, with a grant date fair value of $636,425; Ms. Roth – 28,400, with a grant date fair value of $496,006; Mr. Weber – 36,440, with a grant date fair value of $636,425; and Mr. Yeagy – 36,440, with a grant date fair value of $636,425. All reported grant date fair values are rounded to the nearest dollar.

For additional information on our LTI Plan structure in 2015, including plan metrics and performance measurements, see the CD&A relating to our LTI Plan on pages 29-32. All awards granted to the NEOs during 2015 are subject to the revised stock ownership guidelines adopted by the Board in 2011. RSUs will vest in full three years after the grant date. NQOs vest ratably over the three years following the grant date. Earned PSUs will vest three years after the grant date, providing each participant with one share of the Company’s common stock for each vested PSU.

Further information regarding the valuation of equity awards can be found in Note 8 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015. We caution that the amounts reported in the table for equity awards and, therefore, total NEO compensation may not represent the amounts that the NEOs will actually realize from the awards. Whether, and to what extent, an NEO realizes value will depend on a number of factors, including our performance and stock price. For example, the value that would have been expensed in 2015 relating to certain NEO stock awards if our share price at the respective stock grant dates was $11.83 (the closing share price on December 31, 2015) differs from the values set forth above due to the general fluctuations of the Company’s share price between December 31, 2013 and December 31, 2015.

(5)	The following table provides details about each component of the “All Other Compensation” column. All reported values are rounded to the nearest dollar. Amounts in this column consist of: (i) payments with respect to our 401(k) and non-qualified deferred compensation plans; (ii) payments with respect to term life insurance for the benefit of the respective NEO; (iii) payments with respect to the Executive Life Insurance Plan; and (iv) miscellaneous compensation or perquisites.

For 2015, the amount reported in “Misc Perquisites” for Mr. Giromini includes $69,607 in payments with respect to the Executive Life Insurance Plan.

Name	Company Contributions to Defined Contribution Plans (a)	Misc Perquisites (b)	Total All Other Compensation
Richard J. Giromini	$114,184	$78,440	$192,624
Jeffery L. Taylor	$41,546	$1,616	$43,162
Erin J. Roth	$24,445	$857	$25,302
Mark J. Weber	$43,010	$4,461	$47,471
Brent L. Yeagy	$42,902	$3,189	$46,091

(a)	Company contributions to defined contribution plans include Company “matches” against cash compensation (salary or bonus) deferred by an NEO into the Company’s 401(k) and non-qualified deferred compensation plans. See the CD&A under Deferred Compensation Benefits and Retirement Benefits on pages 34-35, as well as the Non-Qualified Deferred Compensation table on pg. 45, for additional information regarding the Company’s deferred compensation match programs.

(b)	Miscellaneous perquisites include: amounts paid with respect to long-term disability insurance and term life insurance for the benefit of the respective NEO, including the Executive Life Insurance Plan for Mr. Giromini; executive physicals and health club discounts; credit monitoring services; Company matching contributions to health savings accounts; and, as applicable, tax gross ups associated with such benefits.

Grants of Plan-Based Awards

for the Year Ended December 31, 2015

								All Other	All Other
								Stock	Option		Grant
		Estimated Possible Payouts			Estimated Possible Payouts			Awards:	Awards:		Date Fair
		Under Non-Equity Incentive			Under Equity Incentive			Number of	Number of	Exercise	Value of
		Plan Awards (2)			Plan Awards (3)			Shares of Stock or	Securities Underlying	or Base Price of	Stock and Option
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (4)	Options (5)	Option Awards	Awards (6)
Name	(1)	(50)%	(100)%	(200%)	(50)%	(100)%	(200%)	(#)	(#)	($/Sh)	($)
Richard J. Giromini	2/17/15	$428,904	$857,808	$1,715,616	—	—	—	—	—	—	—
	2/17/15	—	—	—	37,445	74,890	149,780	—	—	—	$1,307,954
	2/17/15	—	—	—	—	—	—	44,930	—	—	$636,209
	2/17/15	—	—	—	—	—	—	—	46,800	$14.16	$412,776
Jeffery L. Taylor	2/17/15	$108,781	$217,562	$435,125	—	—	—	—	—	—	—
	2/17/15	—	—	—	9,110	18,220	36,440	—	—	—	$318,212
	2/17/15	—	—	—	—	—	—	10,930	—	—	$154,769
	2/17/15	—	—	—	—	—	—	—	11,380	$14.16	$100,372
Erin J. Roth	2/17/15	$103,840	$207,681	$415,362	—	—	—	—	—	—	—
	2/17/15	—	—	—	7,100	14,200	28,400	—	—	—	$248,003
	2/17/15	—	—	—	—	—	—	8,520	—	—	$120,643
	2/17/15	—	—	—	—	—	—	—	8,880	$14.16	$78,322
Mark J. Weber	2/17/15	$125,994	$251,988	$503,975	—	—	—	—	—	—	—
	2/17/15	—	—	—	9,110	18,220	36,440	—	—	—	$318,212
	2/17/15	—	—	—	—	—	—	10,930	—	—	$154,769
	2/17/15	—	—	—	—	—	—	—	11,380	$14.16	$100,372
Brent L. Yeagy	2/17/15	$125,794	$251,588	$503,175	—	—	—	—	—	—	—
	2/17/15	—	—	—	9,110	18,220	36,440	—	—	—	$318,212
	2/17/15	—	—	—	—	—	—	10,930	—	—	$154,769
	2/17/15	—	—	—	—	—	—	—	11,380	$14.16	$100,372

(1)	As discussed under “LTI Grant Practices” in the CD&A above, the grant date of equity awards is set by our Board of Directors with a date that is generally the date the awards are approved by the Compensation Committee.

(2)	These columns show the range of cash payouts targeted for 2015 performance under our STI Plan as described in the section titled “Short-Term Incentive Plan” in the CD&A. In February 2015, the Compensation Committee recommended, and our Board of Directors approved, STI Plan awards for all eligible associates, including awards to the NEOs (for a detailed description of the awards, see pages 27-29 in the CD&A and footnote 2 to the Summary Compensation Table).

(3)	Represents the potential payout range of PSUs granted in 2015 pursuant to the 2011 Omnibus Incentive Plan. As set forth in the chart below, the number of PSUs actually earned by each NEO will be dependent upon meeting Company financial performance targets over a three-year performance period, as established in the Company’s 2015 LTI Plan. Under the Company’s 2015 LTI Plan, the Committee established two performance metrics – Relative Total Shareholder Return (“RTSR”) and Cumulative EBITDA Performance; these metrics are independent of the other in calculating whether LTI Plan participants will earn the PSUs, with each metric weighted at 50% of the total LTI Award. No PSUs will be awarded unless the Company meets the “Threshold” achievement level on at least one of these metrics at the end of the three-year performance period. The maximum number of PSUs each NEO could earn, assuming the Company achieves the established “Maximum” performance level on each of the performance metrics, is listed in the “Maximum Achievement Level” column. For a detailed description of the awards and the PSUs the NEOs will earn as a result of Company achievement against each of the performance metrics described above, see pages 29-32 in the CD&A, under Long-Term Incentive Plan.

Each earned PSU will vest in full on the three-year anniversary of the date of grant, which was February 17, 2015. Upon vesting, the recipient is entitled to receive one share of the Company’s Common Stock for each fully vested PSU. Dividends are not paid or accrued on the PSU awards.

	Grant at Threshold Achievement Level of Each Performance Metric (#)		Grant at Target Achievement Level of Each Performance Metric (#)		Grant at Maximum Achievement Level of Each Performance Metric (#)
Name	Relative Total Shareholder Return	Cumulative EBITDA Performance	Relative Total Shareholder Return	Cumulative EBITDA Performance	Relative Total Shareholder Return	Cumulative EBITDA Performance
Richard J. Giromini	18,722	18,723	37,445	37,445	74,890	74,890
Jeffery L. Taylor	4,555	4,555	9,110	9,110	18,220	18,220
Erin J. Roth	3,550	3,550	7,100	7,100	14,200	14,200
Mark J. Weber	4,555	4,555	9,100	9,100	18,220	18,220
Brent L. Yeagy	4,555	4,555	9,100	9,100	18,220	18,220

(4)	Amounts represent the number of RSUs granted pursuant to the 2011 Omnibus Incentive Plan, which vest in full on the three-year anniversary of the date of grant. These awards were granted on February 17, 2015, and upon vesting, the recipient is entitled to receive one share of the Company’s Common Stock for each fully vested RSU. Dividends, when paid, will accrue on RSUs at the same rate as on shares of our Common Stock, but any dividends so declared by the Company will not be paid to holders of RSUs unless and until the RSUs vest to the grantee.

(5)	Amounts represent NQOs granted pursuant to the 2011 Omnibus Incentive Plan, which vest in three equal installments over the first three anniversaries of the date of grant (February 17, 2015). Dividends are not paid or accrued on the NQO awards.

(6)	The amounts shown in this column represent the grant date fair market value of the PSUs, RSUs, and NQOs granted on February 17, 2015, as determined pursuant to FASB ASC Topic 718, and exclude the effect of estimated forfeitures. The amount reported for the PSUs represents the grant date fair market value of the PSUs at “Target.” For PSUs, the fair value for one-half of the award (the portion of the award requiring achievement of established Cumulative EBITDA Performance metrics) was the market value of the underlying stock on the grant date (which was $14.16 – the same as the exercise price for the awarded NQOs); the fair value for the other half of the PSU award (the portion of the award requiring achievement of established RTSR metrics, which is a market-based metric) was $20.77, which was calculated using a Monte Carlo pricing model used to value market-based metrics. For RSUs, the fair value on the grant date was $14.16, which was the market value of the underlying stock on the dates of grant. For the NQOs, the fair value on the grant date was $8.82, which was calculated using a binomial option pricing model.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

For Mr. Giromini, the amounts disclosed in the tables above are in part a result of the terms of his employment agreement. We have no other employment agreements with our NEOs.

Effective January 1, 2007, the Board appointed Mr. Giromini to serve as Chief Executive Officer and his employment agreement was amended. The following is a description of Mr. Giromini’s employment agreements in effect since 2002. In June 2002, we entered into an employment agreement with Mr. Giromini to serve as Chief Operating Officer effective July 15, 2002 through July 15, 2003. Mr. Giromini’s initial base salary was $325,000 per year, subject to annual adjustments. On January 1, 2007, in connection with Mr. Giromini becoming our Chief Executive Officer, we entered into an amendment to his employment agreement to provide that Mr. Giromini’s title and duties would be those of the President and Chief Executive Officer. The amendment provided that Mr. Giromini would receive an annual base salary of not less than $620,000, with eligibility for an annual incentive bonus targeted at 80% of his base salary, which was increased by the Compensation Committee in February 2010 to 100% of his base salary. The actual annual incentive bonus for Mr. Giromini may range from 0% to 200% of base salary and is determined at the discretion of the Compensation Committee on an annual basis, based upon Company and individual performance criteria set by the Committee each year. In addition, Mr. Giromini is entitled to payment of an additional sum to enable him to participate in an executive life insurance program. Effective December 31, 2010, we entered into an amendment to his employment agreement for purposes of clarifying language in connection with Section 409A of Code.

The term of Mr. Giromini’s employment agreement is one year, but it automatically renews for an additional year unless either the Board or Mr. Giromini chooses not to renew the agreement by providing notice to the other party not less than 60 days prior to the end of the then current term. As such, at least 60 days prior to the end of the one-year term, the Compensation Committee evaluates the agreement and Mr. Giromini’s performance to determine if the agreement should renew for another one-year term. Mr. Giromini’s agreement provides for payments and other benefits if his employment terminates based upon certain qualifying events, such as termination “without cause” or leaving employment for “good reason.” The Board believed these terms, which were originally negotiated when Mr. Giromini was initially hired in 2002, were necessary to hire Mr. Giromini and were consistent with industry practice at that time. In deciding to allow Mr. Giromini’s contract to renew in 2015, the Board determined that such terms remained consistent with industry practice. A description of the termination provisions, whether or not following a change-in-control, and a quantification of benefits that would be received by Mr. Giromini can be found under the heading “Potential Payments upon Termination or Change-in-Control.”

Outstanding Equity Awards at Fiscal Year-End

December 31, 2015

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	(1) Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	(2) Market Value of Unexercised Options ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Yet Vested (#)		(2) Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		(2) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard J. Giromini	5/18/2006	24,710	—	16.81	—	5/18/2016	—		—	—		—
	5/24/2007	90,000	—	14.19	—	5/24/2017	—		—	—		—
	2/6/2008	58,300	—	8.57	$190,058	2/6/2018	—		—	—		—
	2/23/2011	96,051	—	10.21	$155,603	2/23/2021	—		—	—		—
	2/23/2012	118,230	—	10.85	$115,865	2/23/2022	—		—	—		—
	2/20/2013	48,460	24,230	9.61	$161,372	2/20/2023	45,760	(3)	$541,341	—		—
	2/20/2013	—	—	—	—	—	103,734	(4)	$1,227,173	—		—
	2/19/2014	13,457	26,913	13.32	—	2/19/2024	38,750	(5)	$458,413	64,590	(7)	$764,100
	2/17/2015	—	46,800	14.16	—	2/17/2025	44,930	(6)	$531,522	74,890	(8)	$885,949
Jeffery L. Taylor	2/20/2013	3,080	—	9.61	$10,256	2/20/2023	2,910	(3)	$34,425	—		—
	2/20/2013	—	—	—	—	—	6,596	(4)	$78,031	—		—
	2/19/2014	2,724	5,446	13.32	—	2/19/2024	7,840	(5)	$92,747	13,070	(7)	$154,618
	9/16/2014	—	—	—	—	—	10,000	(9)	$118,300	—		—
	2/17/2015	—	11,380	14.16	—	2/17/2025	10,930	(6)	$129,302	18,220	(8)	$215,543

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	(1) Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	(2) Market Value of Unexercised Options ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Yet Vested (#)		(2) Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		(2) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Erin J. Roth	5/24/2007	7,500	—	14.19	—	5/24/2017	—		—	—		—
	2/6/2008	1,900	—	8.57	$6,194	2/6/2018	—		—	—		—
	2/23/2011	9,000	—	10.21	$14,580	2/23/2021	—		—	—		—
	2/23/2012	12,210	—	10.85	$11,966	2/23/2022	—		—	—		—
	2/20/2013	10,747	5,373	9.61	$35,786	2/20/2023	10,150	(3)	$120,075	—		—
	2/20/2013	—	—	—	—	—	23,001	(4)	$272,102	—		—
	2/19/2014	2,724	5,446	13.32	—	2/19/2024	7,840	(5)	$92,747	13,070	(7)	$154,618
	2/17/2015	—	8,880	14.16	—	2/17/2025	8,520	(6)	$100,792	14,200	(8)	$167,986
Mark J. Weber	5/18/2006	4,660	—	16.81	—	5/18/2016	—		—	—		—
	5/24/2007	7,500	—	14.19	—	5/24/2017	—		—	—		—
	2/6/2008	8,900	—	8.57	$29,014	2/6/2018	—		—	—		—
	2/11/2009	2,452	—	3.59	$20,204	2/11/2019	—		—	—		—
	1/5/2010	6,666	—	2.06	$65,127	1/5/2020	—		—	—		—
	2/23/2011	30,000	—	10.21	$48,600	2/23/2021	—		—	—		—
	2/23/2012	29,030	—	10.85	$28,449	2/23/2022	—		—	—		—
	2/20/2013	11,900	5,950	9.61	$39,627	2/20/2023	11,240	(3)	$132,969	—		—
	2/20/2013	—	—	—	—	—	25,466	(4)	$301,263	—		—
	2/19/2014	3,807	7,613	13.32	—	2/19/2024	10,960	(5)	$129,657	18,270	(7)	$216,134
	2/17/2015	—	11,380	14.16	—	2/17/2025	10,930	(6)	$129,302	18,220	(8)	$215,543
Brent L. Yeagy	5/18/2006	4,250	—	16.81	—	5/18/2016	—		—	—		—
	5/24/2007	7,500	—	14.19	—	5/24/2017	—		—	—		—
	2/6/2008	9,400	—	8.57	$30,644	2/6/2018	—		—	—		—
	2/23/2011	13,578	—	10.21	$22,011	2/23/2021	—		—	—		—
	2/23/2012	19,810	—	10.85	$19,414	2/23/2022	—		—	—		—
	2/20/2013	8,120	4,060	9.61	$27,040	2/20/2023	7,670	(3)	$90,736	—		—
	2/20/2013	—	—	—	—	—	17,391	(4)	$205,736	—		—
	2/19/2014	2,724	5,446	13.32	—	2/19/2024	7,840	(5)	$92,747	13,070	(7)	$154,618
	2/17/2015	—	11,380	14.16	—	2/17/2025	10,930	(6)	$129,302	18,220	(8)	$215,543

(1)	The vesting date of each service-based option award that is not otherwise fully vested is listed below by expiration date:

Expiration Date	Vesting Schedule and Date
2/20/2023	One installment on February 20, 2016.
2/19/2024	Two equal installments on February 19, 2016 and 2017.
2/17/2025	Three equal installments on February 17, 2016, 2017 and 2018.

(2)	For options, calculated by multiplying any positive difference between the option exercise price and the closing price of our Common Stock on December 31, 2015, which was $11.83, by the number of listed options that have not been exercised (vested and unvested). No value is shown for “underwater” options. For restricted stock, RSUs and PSUs, calculated by multiplying the closing price of our Common Stock on December 31, 2015 ($11.83) by the number of listed shares (earned and unearned). All reported numbers have been rounded to the nearest dollar.

(3)	2013 RSU Award. Granted on February 20, 2013. Vested on February 20, 2016.

(4)	2013 PSU Award. Granted on February 20, 2013. The amounts reported above for each NEO reflect the PSUs that were earned by each NEO as of December 31, 2015, which was the end of the three-year performance period, as established by the Committee in the Company’s 2013 LTI Plan. Under the Company’s 2013 LTI Plan, the Committee established two performance metrics – Relative Total Shareholder Return (“RTSR”) and Cumulative EBITDA Performance – for measurement over the three year period. These metrics were independent of the other in calculating whether LTI Plan participants would earn the PSUs, with each metric weighted at 50% of the total LTI Award. As described more fully in the section entitled Payout of PSUs for 2013 to 2015 Performance Cycle on page 32 as of December 31, 2015, the Company performed at the 140% performance level with regard to the RTSR metric, and exceeded the “Maximum” performance level with regard to the Cumulative EBITDA Performance metric (resulting in NEOs earning 200% of the portion of the award tied to that metric). As such, each NEO earned 170% of the targeted number of PSUs granted to them in February 2013. Each earned PSU vested on February 20, 2016, which was three years from the original date of grant. Upon vesting, each NEO received one share of the Company’s Common Stock for each fully vested PSU.

(5)	2014 RSU Award. Granted on February 19, 2014. Vests on February 19, 2017.

(6)	2015 RSU Award. Granted on February 17, 2015. Vests on February 17, 2018.

(7)	2014 PSU Award. Granted on February 19, 2014. The amounts reported above for each NEO reflect the PSUs that would be earned by each NEO at “Target” achievement levels, assuming the Company meets the financial performance targets over a three-year performance period, as established by the Committee in the Company’s 2014 LTI Plan. Under the Company’s 2014 LTI Plan, the Committee established two performance metrics – Relative Total Shareholder Return (“RTSR”) and Cumulative EBITDA Performance; these metrics are independent of the other in calculating whether LTI Plan participants will earn the PSUs, with each metric weighted at 50% of the total LTI Award. No PSUs will be awarded unless the Company meets the “Threshold” achievement level on at least one of these metrics at the end of the three-year performance period. Each earned PSU will vest in full on the three year anniversary of the date of grant. Upon vesting, the recipient is entitled to receive one share of the Company’s Common Stock for each fully vested PSU.

(8)	2015 PSU Award. Granted on February 17, 2015. The amounts reported above for each NEO reflect the PSUs that would be earned by each NEO at “Target” achievement levels, assuming the Company meets the financial performance targets over a three-year performance period, as established by the Committee in the Company’s 2015 LTI Plan. Under the Company’s 2015 LTI Plan, the Committee established two performance metrics – Relative Total Shareholder Return (“RTSR”) and Cumulative EBITDA Performance; these metrics are independent of the other in calculating whether LTI Plan participants will earn the PSUs, with each metric weighted at 50% of the total LTI Award. No PSUs will be awarded unless the Company meets the “Threshold” achievement level on at least one of these metrics at the end of the three-year performance period. For a detailed description of the awards and the PSUs the NEO’s would earn as a result of Company achievement against each of the performance metrics described above, see pages 29-32 in the CD&A, under Long-Term Incentive Plan. Each earned PSU will vest in full on the three year anniversary of the date of grant. Upon vesting, the recipient is entitled to receive one share of the Company’s Common Stock for each fully vested PSU.

(9)	Award to Mr. Taylor in connection with his appointment as our Senior Vice President – Chief Financial Officer. Granted on September 16, 2014. Vests on September 16, 2017.

The following table sets forth information concerning the exercise of options and the vesting of stock awards during 2015 by each of the NEOs:

Option Exercises and Stock Vested

	Option Awards		Stock Awards (1)
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on		Value Realized
	Exercise	on Exercise	Vesting		on Vesting
Name	(#)	($)	(#)		($)
Richard J. Giromini	—	—	40,530	(2)	$574,310
			70,935	(3)	$1,005,149
Jeffery L. Taylor	—	—	—		—
Erin J. Roth	—	—	8,990	(2)	$127,388
			15,720	(3)	$222,752
Mark J. Weber	—	—	9,950	(2)	$140,992
			17,415	(3)	$246,771
Brent L. Yeagy	—	—	6,790	(2)	$96,214
			11,895	(3)	$168,552

(1)	Values are based on the closing stock price on the date of vesting.
(2)	Restricted stock units that vested on February 23, 2015.
(3)	Performance units that vested on February 23, 2015.

Eligible highly-compensated associates, including the NEOs, may defer receipt of all or part of their cash compensation (base salary and annual non-equity incentive compensation) under the non-qualified deferred compensation plan. Amounts deferred under this program are invested among the investment funds available under the program from time to time pursuant to the participant’s direction and participants become entitled to the returns on those investments. Under the plan, participants may elect to receive the funds in a lump sum or in up to 10 annual installments following retirement, as well as limited in-service distributions. The deferred compensation plan is unfunded and subject to forfeiture in the event of bankruptcy.

The following table sets forth information concerning NEOs’ contributions and earnings with respect to the Company’s non-qualified deferred compensation plan:

Non-Qualified Deferred Compensation

	Executive	Registrant		Aggregate
	Contribution in	Contributions in	Aggregate Earnings	Withdrawals /	Aggregate Balance
	last FY	last FY	in last FY	Distributions	at Last FYE
Name	(1)	(2)	(3)		(4)
Richard J. Giromini	$128,671	$102,937	$(30,919)	—	$1,248,675
Jeffery L. Taylor	$38,492	$30,793	$(4,103)	$22,659	$73,169
Erin J. Roth	$17,307	$13,845	$(6,740)	—	$109,638
Mark J. Weber	$40,173	$32,138	$(12,681)	$31,839	$190,911
Brent L. Yeagy	$69,670	$35,609	$(9,897)	$8,413	$629,028

(1)	Amounts reflected in this column represent a portion of each NEO’s salary deferred in 2015. It also reflects the portion of the STI award earned in 2015, but not paid until 2016, that each NEO elected to defer. It does not reflect the portion of the STI award earned in 2014, but paid in 2015, that each NEO elected to defer. These amounts are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table on page 37.

(2)	Registrant contributions consist of a match against earnings deferred by a participant under the non-qualified deferred compensation plan. The Company fully matches the first 3% of earnings deferred by a participant under the non-qualified deferred compensation plan. In addition, the Company will contribute ½% for each additional percent of deferred earnings contributed by the participant, up to a maximum of 5% total of the participant’s deferred earnings (thus resulting in a maximum of a 4% Company match on a participant’s deferral of 5% of his/her earnings). The amounts in this column represent the Company’s matching contributions during the fiscal year, as well as its match against the portion of the STI award, earned in 2015 but not paid until 2016, each NEO elected to defer. These amounts are also included in the Summary Compensation Table under the “All Other Compensation” column on page 37.

(3)	Amounts reflected in this column include changes in plan values during the last fiscal year, as well as any dividends and interest earned by the plan participant with regard to the investment funds chosen by such participant during the fiscal year.

(4)	The amounts reported in this column do not reflect the executive or registrant contributions associated with the STI awards earned in 2015, but not paid until 2016 (i.e. executive or registrant contributions after the close of the Company’s last fiscal year). The following represents the extent to which the amounts that are reported in this aggregate balance column were previously reported as compensation to our NEOs in our Summary Compensation Tables in 2015 and prior years:

Name	2015 ($)	Prior Years ($)
Richard J. Giromini	77,203	549,066
Jeffery L. Taylor	30,124	43,492
Erin J. Roth	31,152	70,996
Mark J. Weber	34,890	219,257
Brent L. Yeagy	34,835	231,052

Potential Payments on Termination or Change-in-Control

The section below describes the payments that may be made to NEOs in connection with a change-in-control or pursuant to certain termination events in 2015.

Retirement Benefit Plan

The Company has adopted a Retirement Benefit Plan that is applicable to all employees, including our NEOs. In 2015, under the Retirement Benefit Plan, “Regular Retirees” and “Early Retirees” were entitled to certain benefits upon his/her date of retirement. A “Regular Retiree” was defined as an executive attaining at least 65 years of age or older entering the tenth year of Company service, and an “Early Retiree” was defined as an executive attaining at least 55 years of age and entering the fifth year of Company service. Together, Regular Retirees and Early Retirees are referred to as “Retirees”.

The plan provided that all Retiree awards continue to vest, as scheduled, in the calendar year of retirement. Early Retirees had three years from their retirement date to exercise options but not more than 10 years from the original date of grant. Regular Retirees had 10 years from the original grant date to exercise options. Retirees who were eligible to receive, and had received, PSUs and RSUs, which typically vest in full three years after the grant date, received a prorated award based on the Retiree’s period of participation (but, in the case of PSUs, only once the performance metrics to earn such awards have been satisfied). In the event of death and disability, as defined in each outstanding equity award agreement, outstanding and equity awards vested in a manner consistent with vesting provisions applicable to Early Retirees.

Regardless of the effective date of retirement, Retirees were entitled to payment of all eligible and unused vacation pay, payable under and calculated pursuant to state law and Company policy, which accrued in the year of retirement. Retirees were also eligible to receive a prorated incentive in lieu of bonus, if a short-term incentive was otherwise paid to eligible associates, the year following retirement. Retirees were not required to be actively employed by the Company on the date a short-term incentive payment is made. Additionally, retirees celebrating a 5, 10, 15, 20 or greater service anniversary in their year of retirement received a service award that is generally available to all associates. Retirees could also elect to continue health care benefits generally available to all associates, in accordance with applicable state and Federal COBRA laws, and could convert their basic company paid life insurance to term life insurance per state and Federal laws and pursuant to the applicable life insurance plan document.

Beginning in 2016, the definition of “Retirees” under the Retirement Benefit Plan changed. However, this change does not impact LTI awards made prior to 2016, as the LTI Plan documents (including outstanding equity award agreements) adopted by the Compensation Committee prior to 2016 all specify that the definition of Retirees in effect at the time of the grant of the award shall control throughout the life of the applicable awards.

Beginning in 2016, “Retiree” is defined as: (a) an associate attaining at least 65 years of age, with no service requirement, as of his/her date of Retirement, or (b) an associate attaining at least 55 years of age, who has completed his/her 10th year of service with the Company as of his/her date of Retirement. Retirees will have 10 years from the original grant date to exercise vested options, and all unvested options as of a Retiree’s date of Retirement shall be forfeited. Retirees who will be eligible to receive PSUs, which typically vest in full three years after the grant date (subject to the achievement of the applicable performance objectives during the applicable performance period), will receive a prorated award based on the Retiree’s period of participation. Retirees who will be eligible to receive RSUs, which typically vest in full three years after the grant date, will receive the full amount of any granted award so long as the Retiree’s date of Retirement is at least 12 months after the Grant Date of any RSU, otherwise any unvested RSU shall be forfeited.

Additionally, beginning in 2016, all outstanding and prospective equity awards shall vest in full (and without proration) in the event of the death or disability, as each of those terms are defined in each equity award agreement, of an executive. This change also does not impact LTI awards made prior to 2016, as the LTI Plan documents (including outstanding equity award agreements) adopted by the Compensation Committee prior to 2016 all specify that the terms of those awards shall control throughout the life of the applicable awards. All other terms and conditions of the Retirement Benefit Plan in effect prior to 2016 will remain unchanged.

Associate Severance Plan

 In the absence of an employment agreement and/or coverage under the Executive Severance Plan (discussed below) providing for superior benefits, our Associate Severance Plan provides severance benefits to all of our associates, including our NEOs, in the event we terminate their employment without cause. Under this plan, our NEOs are eligible for a severance payment, on a bi-weekly basis, equal to the NEO’s base salary for a period of one month or, if the executive executes a general release, for a period of up to 18 months. In addition to the severance payment, the executive is entitled to receive a lump sum amount equal to his or her COBRA healthcare premiums for the duration of the severance period. We determined this plan was appropriate based on the prevalence of similar plans within the market and its importance in attracting and retaining qualified executives.

Executive Severance Plan

As noted previously in the CD&A, the Company adopted an Executive Severance Plan (“ESP”) in 2015, which may provide additional benefits to certain designated executives, including our NEOs, in the event we terminate their employment without cause. We determined this plan was appropriate for use with certain executives, including our NEOs, having significant knowledge of and responsibility for our business, as it reflected market practices for securing certain promises from executives in exchange for the provision of superior benefits in the event of a termination without cause. However, the ESP was not made effective until January 1, 2016, and as a result, the benefits provided by the ESP were not available to our NEOs in 2015.

To participate in the ESP, each executive who is designated by the Compensation Committee as an eligible employee must agree to the terms and conditions of the ESP by signing a participation agreement and returning it to the Company within 30 days after being designated as an eligible employee. For purposes of determining severance benefits under the ESP, each participant will be designated by the Committee as either a “Tier I” participant (our CEO), a “Tier II” participant (certain executives, including the other NEOs) or a “Tier III” participant.

Pursuant to the ESP, NEOs whose employment is terminated by the Company without cause (and not as a result of disability or death) would be entitled to receive the following severance benefits:

•	Severance payments equal to a multiple of the sum of the participant’s: (a) annual base salary and (b) target annual incentive bonus (STI Award) for the year of termination, payable in installments over the applicable severance period. The applicable multiple for the CEO is two times the above sum. The applicable multiple for the other NEOs is one and a half times the above sum;
•	A pro-rated annual cash incentive bonus (STI Award) for the year of termination, based upon actual Company performance through the end of the performance period in which termination occurs;
•	Payment of any annual cash incentive bonus (STI Award) that was otherwise earned for the fiscal year that ended prior to the termination of the participant’s employment, to the extent not previously paid;
•	Subject to the participant’s election of COBRA coverage, payment or reimbursement of the Company’s portion of medical, dental and vision care premiums for a period equal to: (a) 24 months for the CEO, or; (b) 18 months for the other NEOs;
•	Outplacement services with a cost to the Company not in excess of $30,000; and each outstanding equity award will be treated as provided in the applicable Company equity plan and award agreement.

For purposes of the Plan, “cause” (as a reason for termination of employment) is defined as provided in a participant’s employment agreement with the Company, if applicable. Otherwise, “cause” generally is defined as: (i) a participant’s willful and continued failure to perform his or her principal duties; (ii) conviction of, or a plea of guilty or nolo contendere to, any misdemeanor involving moral turpitude or dishonesty or any felony; (iii) illegal conduct or gross misconduct which results in material and demonstrable damage to the business or reputation of the Company or an affiliate; (iv) gross negligence resulting in material economic harm to the Company or an affiliate; (v) material violation of the Company’s applicable Code of Business Conduct and Ethics or similar policy; or (vi) a participant’s breach of the restrictive covenants set out in the Plan (as described below).

To receive any of the severance benefits described above, a participant must agree to release all claims against the Company and its affiliates. In addition, to participate in and receive any severance benefits under the Plan, each participant must comply with covenants not to compete with the Company, not to solicit or interfere with customers of the Company and not to solicit Company employees or contractors, in each case for a period equal to 24 months following termination, in the case of our CEO, or 18 months following termination, in the case of our other NEOs. Receipt of severance benefits under the Plan is also conditioned upon compliance with confidentiality and non-disparagement restrictions, as well as the return of Company property and cooperation with investigative, administrative, regulatory and judicial proceedings as reasonably requested by the Company.

The Plan is not intended to duplicate any benefits that may be provided under other Company compensation plans or arrangements. As a result, if a participant’s employment is terminated in connection with a change in control of the Company in circumstances that would entitle the participant to severance benefits under the Wabash National Corporation Change in Control Severance Pay Plan (the “Change in Control Plan”), the participant will receive severance benefits only under the Change in Control Plan. Similarly, if a participant’s employment is terminated in circumstances that would entitle the participant to severance benefits under an employment agreement with the Company or an affiliate, the participant will receive severance benefits only under whichever arrangement provides the greater aggregate severance benefits.

Change-in-Control.

We provide severance pay and benefits in connection with a “change in control” and Qualifying Termination, as defined below, to the Company’s executive officers, including all of the NEOs, in accordance with the terms of a change in control plan that we adopted in September 2011 (the “Change in Control Plan”). For the purposes of this paragraph, a “change in control” means that (i) any person or group, other than any person or group that owns more than 50% of the total fair market value of Company stock prior to such transaction, acquires ownership of stock of the Company that, together with stock previously held by such person or group, constitutes more than 50% of the total fair market value of Company stock; (ii) there is a change in the effective control of the Company which means either (A) any one person or group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Company that represents 30% or more of the total voting power of Company stock, or (B) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (iii) any person or group acquires ownership of all or substantially all of the assets of Company. Benefits under the policy are payable in the event of a termination within 24 months after a change in control that is either by the Company “without cause” or by the executive for “good reason” (a “Qualifying Termination”). An executive must execute a release in favor of the Company to receive benefits under the Change in Control Plan. Mr. Giromini will not receive payments under our Change in Control Plan if he is entitled to greater benefits under the terms of his employment agreement, as described below.

Our 2011 Omnibus Incentive Plan provides that, upon a “change in control” in which awards are not assumed, all outstanding restricted stock, deferred stock units, and dividend equivalent rights, other than unearned performance-based awards, shall vest in full and shares shall be delivered immediately prior to the occurrence of such change in control. All outstanding stock options and stock appreciation rights shall either (i) become immediately exercisable for a period of 15 days prior to the scheduled consummation of the corporate transaction or (ii) our Board, or a committee thereof, may elect, in its sole discretion, to cancel any outstanding awards of stock options, restricted stock, deferred stock units and/or stock appreciation units and pay to the holder, in the case of restricted stock or deferred stock units, an amount equal to the formula or fixed price per share paid to holders of shares of stock pursuant to such change in control and, in the case of options or stock appreciation rights, an amount equal to the product of the number of shares of stock subject to such options or stock appreciation rights multiplied by the amount, if any, by which (x) the formula or fixed price per share paid to holders of shares of stock pursuant to such change in control transaction exceeds (y) the option price or stock appreciation right price applicable to the stock subject to such options or stock appreciation rights. Accelerated vesting upon a “change in control” will not occur to the extent that provision is made in writing in connection with the change in control for the assumption or continuation of the outstanding awards, or for the substitution of such outstanding awards for similar awards relating to the stock of the successor entity, or a parent or subsidiary of the successor entity, with appropriate adjustments to the number of shares of stock that would be delivered and the exercise price, grant price or purchase price relating to any such award. For the purposes of this paragraph, a “change in control” means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the Company to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity owning 50% or more of the combined voting power of all classes of stock of the Company.

In the case of our CEO, the benefits under the Change in Control Plan upon a Qualifying Termination are a severance payment of three times base salary, plus three times his Target Annual Bonus for the year in which the Qualifying Termination occurs. In addition, a payment will be made for a pro-rata portion of his Target Annual Bonus for the current year, health benefits will be continued for 18 months (or until he obtains comparable coverage), and he shall be entitled to receive outplacement counseling services equal to no greater than $25,000. To be eligible for these benefits, Mr. Giromini would be required to execute a two-year non-compete/non-solicitation agreement.

In the case of our other NEOs, the benefits under the Change in Control Plan upon a Qualifying Termination are a severance payment of two times base salary plus two times the executive’s Target Annual Bonus for the year in which the Qualifying Termination occurs. In addition, a payment will be made for a pro-rata portion of the executive’s Target Annual Bonus for the current year, health benefits will be continued for 18 months (or until the executive obtains comparable coverage), and each shall be entitled to receive outplacement counseling services equal to no greater than $25,000. To be eligible for these benefits, each would be required to execute a two-year non-compete/non-solicitation agreement.

For purposes of our Change in Control Plan, “Target Annual Bonus” means: The greater of (i) the amount that would be paid to the NEO as an annual bonus payment assuming the target level of performance for the year, as set by the Compensation Committee, had been achieved and (ii) the average annual bonus awarded to the NEO for the prior two calendar years.

Mr. Giromini’s Agreement.

Mr. Giromini’s employment agreement has certain provisions that provide for payments to him in the event of the termination of his employment or in the event of a termination of his employment in connection with a change-in-control.

•	Termination for cause or without good reason — In the event that Mr. Giromini’s employment is terminated for “cause” or he terminates employment without “good reason” (each as defined below), we will pay the compensation and benefits otherwise payable to him through the termination date of his employment. However, Mr. Giromini shall not be entitled to any bonus payment for the fiscal year in which he is terminated for cause.
•	Termination by reason of death or disability — If Mr. Giromini’s employment is terminated by reason of death or disability, we are required to pay to him or his estate, as the case may be, the compensation and benefits otherwise payable to him through his date of termination, and a pro-rated bonus payment for the portion of the year served assuming the applicable goals are satisfied. In addition, Mr. Giromini, or his estate, will maintain all of his rights in connection with his vested options.
•	Termination without cause or for good reason — In the event that we terminate Mr. Giromini’s employment without “cause,” or he terminates employment for “good reason,” we are required to pay to him his then current base salary (or an amount equal to $620,000 per year, if greater) for a period of two years. During such two-year period, or until Mr. Giromini is eligible to receive benefits from another employer, whichever is longer, the Company will provide for his participation in a health plan and such benefits will be in addition to any other benefits due to him under any other health plan. The Company will provide for his participation in a health plan for 18 months with an additional lump sum payment, less applicable withholdings for federal, state, and local taxes, equal to six months’ premiums (at the rate and level of coverage applicable at the end of the 18-month period) under the Company’s health policy if coverage cannot be continued for more than 18 months. In addition, Mr. Giromini will maintain his rights in connection with his vested options. Furthermore, if Mr. Giromini’s termination occurs at our election without cause, he is entitled to receive a pro-rata portion of his bonus for the year in which he is terminated assuming the applicable goals are satisfied.
•	Termination without cause or for good reason in connection with a change-in-control — In the event that we terminate Mr. Giromini’s employment without “cause,” or he terminates employment for “good reason,” within 180 days of a “change of control” (as defined below) we are required to pay to him a sum equal to three times his then base salary (or three times $620,000, whichever is greater) plus his target bonus for that fiscal year. We are also required to pay to him the compensation and benefits otherwise payable to him through the last day of his employment. In addition, any unvested stock options or restricted stock held by Mr. Giromini shall immediately and fully vest upon his termination. Furthermore, at our election, we are required to either continue Mr. Giromini’s benefits for a period of three years following his termination or pay him a lump sum payment equal to three years’ premiums (at the rate and coverage level applicable at termination) under our health and dental insurance policy plus three years’ premiums under our life insurance policy. The Company will provide for his participation in the plans for 18 months with an additional lump sum payment, less applicable withholdings for federal, state, and local taxes, equal to 18 months’ premiums (at the rate and level of coverage applicable at the end of the 18-month period) under the Company’s health and dental insurance policy if coverage cannot be continued for more than 18 months. Any change of control payment that becomes subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties with respect to such excise tax, including any additional excise tax, interest or penalties imposed on the restorative payment, requires that we make an additional restorative payment to Mr. Giromini that will fund the payment of such taxes, interest and penalties.

The payments and benefits payable to Mr. Giromini in connection with a termination without cause or for good reason are contingent upon his execution of a negotiated general release of all claims within 45 days following his termination of employment. Mr. Giromini has also agreed not to compete with us during the term of his agreement and for a period of two years after termination for any reason. As provided for under the Company’s change-in-control policy and his employment agreement, Mr. Giromini, upon a change-in-control, is entitled to receive benefits under either the change-in-control policy or his employment agreement, but not both.

For purposes of Mr. Giromini’s employment agreement, the following definitions apply:

•	“Cause” means:
•	The willful and continued failure to perform the executive’s principal duties (other than any such failure resulting from vacation, leave of absence, or incapacity due to injury, accident, illness, or physical or mental incapacity) as reasonably determined by the Board in good faith after the executive has been given written, dated notice by the Board specifying in reasonable detail his failure to perform and specifying a reasonable period of time, but in any event not less than 20 business days, to correct the problems set forth in the notice;
•	The executive’s chronic alcoholism or addiction to non-medically prescribed drugs;
•	Theft or embezzlement of the Company’s money, equipment, or securities by the executive;
•	The executive’s conviction of, or the entry of a pleading of guilty or nolo contendere to, any felony or misdemeanor involving moral turpitude or dishonesty; or
•	The executive’s material breach of the employment agreement, and the failure to cure such breach within 10 business days of written notice thereof specifying the breach.

•	“Change of Control” means:
•	Any person, other than any person currently a beneficial owner, becomes the beneficial owner of 50% or more of the combined voting power of our outstanding Common Stock;
•	During any two-year period, individuals who at the beginning of such period constitute the Board of Directors, including any new director whose election resulted from a vacancy on the Board of Directors caused by the mandatory retirement, death, or disability of a director and was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, cease for any reason to constitute a majority of the Board of Directors;
•	We consummate a merger or consolidation with or into another company, the result of which is that our stockholders at the time of the execution of the agreement to merge or consolidate own less than 80% of the total equity of the company surviving or resulting from the merger or consolidation, or of a company owning 100% of the total equity of such surviving or resulting company;
•	The sale in one or a series of transactions of all or substantially all of our assets;
•	Any person has commenced a tender or exchange offer, or entered into an agreement or received an option to acquire beneficial ownership of 50% or more of our Common Stock, unless the Board of Directors has made a reasonable determination that such action does not constitute and will not constitute a change of control; or
•	There is a change of control of a nature that would generally be required to be reported under the requirements of the Securities and Exchange Commission, other than in circumstances specifically covered above.

•	“Good Reason” means:
•	A material reduction in the executive’s base salary or bonus opportunity;
•	A material diminishment of the executive’s position, duties, or responsibilities;
•	The assignment by us to the executive of substantial additional duties or responsibilities that are inconsistent with the duties or responsibilities then being carried out by the executive and which are not duties of an executive nature;
•	Material breach of the employment agreement by us;
•	Material fraud on our part; or
•	Discontinuance of the active operation of our business, or our insolvency, or the filing by or against us of a petition in bankruptcy or for reorganization or restructuring pursuant to applicable insolvency or bankruptcy law.

Potential Payments on Termination or Change in Control – Payment and Benefit Estimates

The table below was prepared to reflect the estimated payments that would have been made pursuant to the policies and agreements described above. Except as otherwise noted, the estimated payments were calculated as though the applicable triggering event occurred and the NEO’s employment was terminated on December 31, 2015, using the share price of $11.83 of our Common Stock as of December 31, 2015.

In addition, the reported estimated payments were calculated utilizing the following assumptions:

General Assumptions

•	The amounts shown do not include distributions of plan balances under the Wabash National Deferred Compensation Plan. Those amounts are shown in the Nonqualified Deferred Compensation table.
•	The amounts shown do not include any potential payments under the ESP, as the ESP was not in effect as of December 31, 2015.
•	No payments or benefits are payable or due upon a voluntary termination or termination for cause, other than amounts already earned.
•	Salary amounts payable use full salary values as of December 31, 2015. Bonus amounts payable are at the 2015 STI “Target” level, as approved by the Compensation Committee. See footnote 2 to the Summary Compensation Table (p. 37) for discussion of the 2015 STI Plan “Target” bonus amounts used to calculate the values reflected in this column.
•	As discussed previously, upon a change-in-control, Mr. Giromini is entitled to receive benefits under either the Change in Control Plan or his employment agreement, but not both. Unless otherwise noted, all “change-in-control” values reflected in this table assume Mr. Giromini elected to receive benefits under his employment agreement.

Equity-based Assumptions

•	Pursuant to our 2011 Omnibus Incentive Plan, we assumed that all outstanding equity awards were not assumed or continued as part of the “change in control” event. As such, all outstanding restricted stock, deferred stock units, and dividend equivalent rights, other than unearned performance-based awards, vested immediately and all outstanding stock options and stock appreciation rights were assumed to have become immediately exercisable (for the 15 day period prescribed in Company’s 2011 Omnibus Incentive Plan).
•	Additionally, the amounts shown in the “Change in Control only” scenario do not account for the terms and conditions of our Change in Control Policy, which requires both a change in control event and a termination before outstanding equity awards would become subject to accelerated vesting. Instead, the amounts shown in the “Change in Control only” scenario reflect only the assumptions regarding the 2011 Omnibus Incentive Plan, which are described in the immediately preceding bullet point.

			Accelerated Vesting of Equity Value
		Short- Term	(3)			Welfare	Life	Parachute Tax
		Incentive	Performance	Restricted	Stock	Benefits	Insurance	Gross-up
	Salary	Plan Bonus	Stock Units	Stock	Options	Continuation	Benefit	Payment	Total
Executive	(1)	(2)	(4)	(5)	(6)	(7)	(8)		($)
Richard J. Giromini
Termination without cause or by executive for good reason	$1,660,000	$2,490,000	—	—	—	$186,087	—	—	$4,336,087
Termination following a change-in-control	$2,490,000	$3,320,000	$1,227,173	$1,531,275	$53,791	$266,630	—	$2,978,040	$11,866,909
Change-in-Control only	—	—	$1,227,173	$1,531,275	$53,791	—	—	—	$2,812,239
Termination as Result of Death	—	—	—	—	—	—	$2,746,448	—	$2,746,448
Jeffery L. Taylor
Termination without cause or by executive for good reason	$487,500	—	—	—	—	$29,929	—	—	$517,429
Termination following a change-in-control	$650,000	$633,750	$78,031	$374,774	$3,419	$54,929	—	—	$1,794,903
Change-in-Control only	—	—	$78,031	$374,774	$3,419	—	—	—	$456,224
Erin J. Roth
Termination without cause or by executive for good reason	$502,500	—	—	—	—	$29,929	—	—	$532,429
Termination following a change-in-control	$670,000	$693,339	$272,101	$313,613	$11,928	$54,929	—	—	$2,015,910
Change-in-Control only	—	—	$272,101	$313,613	$11,928	—	—	—	$597,643

			Accelerated Vesting of Equity Value
		Short- Term	(3)			Welfare	Life	Parachute Tax
		Incentive	Performance	Restricted	Stock	Benefits	Insurance	Gross-up
	Salary	Plan Bonus	Stock Units	Stock	Options	Continuation	Benefit	Payment	Total
Executive	(1)	(2)	(4)	(5)	(6)	(7)	(8)		($)
Mark J. Weber
Termination without cause or by executive for good reason	$562,500	—	—	—	—	$26,199	—	—	$588,699
Termination following a change-in-control	$750,000	$876,863	$301,263	$391,928	$13,209	$51,199	—	—	$2,384,462
Change-in-Control only	—	—	$301,263	$391,928	$13,209	—	—	—	$706,400
Brent L. Yeagy
Termination without cause or by executive for good reason	$562,500	—	—	—	—	$29,929	—	—	$592,429
Termination following a change-in-control	$750,000	$731,250	$205,736	$312,785	$9,013	$54,929	—	—	$2,063,713
Change-in-Control only	—	—	$205,736	$312,785	$9,013	—	—	—	$527,534

(1)	Pursuant to the Company’s severance plan, which is applicable to all associates, NEOs (other than the CEO) are entitled to one and a half times base salary upon termination without cause or by the executive with good reason. In the event of a change-in-control and qualifying termination, pursuant to our Change in Control Plan, our NEOs (other than Mr. Giromini) are provided a lump sum payment of two times the NEO’s base salary.

Pursuant to Mr. Giromini’s employment agreement, he is entitled to two times his base salary, if he is terminated without cause or if he voluntarily terminates his employment with good reason. Additionally, for Mr. Giromini, both his employment agreement and our Change in Control Plan entitled him to receive a lump sum payment of three times his base salary upon a change-in-control and qualifying termination.

(2)	Pursuant to our Change in Control Plan, in the event of a change-in-control and qualifying termination, our NEOs (other than Mr. Giromini) are provided payment of two times the NEO’s Target Annual Bonus and a pro-rata portion of the NEO’s Target Annual Bonus for the year in which s/he is terminated.

For Mr. Giromini, in the event of a change-in-control and qualifying termination, our Change in Control Plan provides for three times his Target Annual Bonus and a pro-rata portion of his Target Annual Bonus for the year in which he is terminated. However, under Mr. Giromini’s employment agreement, in the event of a change-in-control and qualifying termination, he is entitled to payment of three times his target bonus (which is defined in his employment agreement as being the target annual incentive bonus set by the Compensation Committee each year) for the year in which he is terminated, as well as a pro-rata portion of his target bonus for the year in which he is terminated. Also pursuant to his employment agreement, if he is terminated by us without cause or if he terminates his employment for good reason, he is entitled to two times his target bonus and a pro-rata portion of his target bonus for the year in which he is terminated. Due to the difference in the definitions of “Target Annual Bonus” in our Change in Control Plan (see pg. 49), and “target bonus” in Mr. Giromini’s employment agreement (see above), the Short-Term Incentive Plan bonus to which Mr. Giromini would be entitled could be calculated using different bases.

With the exception of Mr. Giromini, the figures reported above are based on multiples of the calculated Target Annual Bonus (as defined by the Change in Control Plan, see pg. 49). For each of Ms. Roth and Mr. Weber the Target Annual Bonus is equal to the average of the annual bonuses each was paid in 2013 and 2014; for Messrs. Taylor and Yeagy, it is equal to the amount that would be paid to each as an annual bonus payment, assuming the “target” level of performance for 2015, as set by the Compensation Committee.

For Mr. Giromini, since we’ve assumed Mr. Giromini elected to receive benefits under his employment agreement, the figures reported above reflect multiples of his “target bonus,” as defined by his employment agreement. Had we reported Target Annual Bonus (as defined by our Change in Control Plan) for Mr. Giromini, the figure reported above for would have been $4,343,156, which is equal to the average of the annual bonuses he was paid in 2013 and 2014.

(3)	Pursuant to our 2011 Omnibus Incentive Plan, all outstanding restricted stock, restricted stock units, and dividend equivalent rights, other than unearned performance-based awards, vest immediately, but only if the outstanding awards are not assumed or continued as part of the “change in control” event.

In the event these awards are assumed/continued as part of the change in control event, and an NEO is thereafter terminated within 12 months of the change in control event, any assumed award will vest immediately to the NEO at the time of termination. Under Mr. Giromini’s employment agreement, however, if he is terminated following a change in control event, all outstanding equity compensation grants that are outstanding to him are accelerated and vest immediately, even if such termination occurs more than 12 months after the change in control event.

(4)	Amounts reflected in this column include earned performance stock units awarded in 2013; the performance period for these awards ended on December 31, 2015. For a description of all performance stock unit awards, see footnotes 4, 7 and 8 to the Outstanding Equity Awards at Fiscal Year-End table on pages 41-42. Only performance stock units earned as of the triggering event are subject to the accelerated vesting features of the Change in Control Plan.

(5)	Amounts reflected in this column assume that any awards granted in 2013, 2014 or 2015 pursuant to our 2011 Omnibus Incentive Plan were not assumed or continued as part of the “change in control” event, and as such, pursuant to the terms of our 2011 Omnibus Incentive Plan, include outstanding restricted stock units, but do not include any outstanding, unearned performance-based stock units. For a description of the 2015 awards, see the Grants of Plan Based Awards table and accompanying narrative on pages 39-40; for a detailed description of the effect of a “change of control” on awards granted pursuant to our 2011 Omnibus Incentive Plan, see page 47.

(6)	Amounts reflected in this column assume that any non-qualified stock option awards granted in 2013, 2014 or 2015 pursuant to our 2011 Omnibus Incentive Plan were not assumed or continued as part of the “change in control” event, and as such, become immediately exercisable for a period of 15 days prior to the consummation of the change of control corporate transaction. For a description of the 2015 awards, see the Grants of Plan Based Awards table and accompanying narrative on pages 39-40; for a detailed description of the effect of a “change of control” on awards granted pursuant to our 2011 Omnibus Incentive Plan, see page 47.

(7)	Pursuant to the Company’s Associate Severance Plan, which is applicable to all associates, all NEOs (including Mr. Giromini) are entitled to reimbursement for welfare benefits continuation for one and a half years upon termination without cause or by the executive with good reason.

Pursuant to our Change in Control Plan, in the event of a change-in-control and qualifying termination, all NEOs (including Mr. Giromini), are provided outplacement counseling services no greater in value than $25,000, and reimbursement for welfare benefits continuation for up to 18 months.

Pursuant to Mr. Giromini’s employment agreement, if he is terminated by us without cause or if he terminates his employment for good reason, he is entitled to payment of premiums on his Executive Life Insurance Program, as well as reimbursement for welfare benefits continuation for two years. Also pursuant to his employment agreement, in the event of a change-in-control and qualifying termination, he is entitled to payment of premiums on his Executive Life Insurance Program, as well as reimbursement for welfare benefits continuation for three years.

(8)	Current value of payout under the Executive Life Insurance Plan payable to Mr. Giromini’s beneficiaries in the event of his termination as a result of his death.

Equity Compensation Plan Information

The following table summarizes information regarding our equity compensation plan as of December 31, 2015:

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (2)	WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (3)
Equity Compensation Plans Approved by Security Holders (1)	1,820,956	$11.61	2,868,748

(1)	All equity compensation plans have been approved by the Company’s stockholders. As a result, the numbers and value shown reflect all equity compensation plans.
(2)	Consists of shares of Common Stock to be issued upon exercise of outstanding options granted under the Wabash National Corporation 2007 Omnibus Incentive Plan (“the 2007 Plan”) and the Wabash National Corporation 2011 Omnibus Incentive Plan (“the 2011 Plan”).
(3)	Consists of shares of Common Stock available for future issuance pursuant to the 2011 Plan, which includes shares previously available for issuance under the 2007 Plan that are now available for issuance under the 2011 Plan. There were a total of 2,868,748 shares of Common Stock available as of December 31, 2015 for future issuance under the 2011 Plan pursuant to grants in the form of restricted stock, stock units, unrestricted stock, options and other incentive awards, subject to certain limitations in the 2011 Plan.

Restricted Stock Grants

We have issued an aggregate of 323,070 shares of restricted stock pursuant to the Wabash National Corporation 2004 Stock Incentive Plan, of which 94,697 were forfeited or otherwise cancelled, and 228,373 vested on or before December 31, 2015, with no shares remaining subject to forfeiture as of that date.

We have issued an aggregate of 1,407,283 shares of restricted stock and restricted stock units (which, upon vesting convert to shares of the Company’s common stock) pursuant to the 2007 Plan, of which 403,139 were forfeited or otherwise cancelled, and 1,004,144 vested on or before December 31, 2015, with no shares remaining subject to forfeiture as of that date. These amounts exclude the issuance of performance stock units (which, upon vesting convert to shares of the Company’s common stock) in the aggregate of 180,880 of which 6,512 were forfeited or otherwise cancelled, and 174,368 vested on or before December 31, 2015, with no shares remaining subject to forfeiture as of that date.

We have issued an aggregate of 1,032,195 shares of restricted stock and restricted stock units (which, upon vesting will convert to shares of the Company’s common stock) pursuant to the 2011 Plan, of which 95,266 were forfeited or otherwise cancelled, and 275,493 vested on or before December 31, 2015, with 661,436 remaining subject to forfeiture as of that date. These amounts exclude the issuance of performance stock units (which are subject to three-year performance criteria, but upon vesting will convert to shares of the Company’s common stock) in the aggregate of 1,149,335, of which 56,195 have been forfeited or otherwise cancelled, and 216,461 vested on or before December 31, 2015, with 876,680 remaining subject to forfeiture as of that date.

PROPOSAL 2

Advisory Vote on the Compensation of Our Executive Officers

We are asking stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of the NEOs of our Company. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and the philosophy, policies and practices described in this Proxy Statement. We urge you to read the “Executive Compensation” section of this Proxy Statement, including our “Compensation Discussion and Analysis,” Executive Compensation Tables and related narrative discussion, beginning on page 17, which provides details on the Company’s compensation programs and policies for our executive officers, including the 2015 compensation of our NEOs. Our Compensation Discussion and Analysis (“CD&A”) provides stockholders with a detailed description of our compensation programs, including the philosophy and strategy underpinning the programs, the individual elements of the compensation programs, and how our compensation plans are administered.

Our compensation philosophy, discussed in the CD&A section “Philosophy and Objectives of Wabash National Compensation Program” is supported by the following principles:

•	Attract, retain, and motivate high-caliber executives;
•	As the responsibility of an associate/executive increases within the Company, place a larger portion of total compensation “at-risk,” with an increasing portion tied to long-term incentives;
•	Provide the appropriate level of reward for performance;
•	Recognize the cyclical nature of our primary truck-trailer business and the need to manage value through the business cycle by managing compensation levels and components;
•	Provide stockholder alignment by encouraging NEOs to be long-term stockholders of Wabash National;
•	Structure compensation programs to meet the tax deductibility criteria in the U.S. Internal Revenue Code, when practicable; and
•	Structure the compensation program to be regarded positively by our stockholders and associates, while providing the Compensation Committee with the flexibility needed to satisfy all of these listed goals.

We believe the executive compensation program has been instrumental in retaining and attracting high quality executive management who guided the Company through its acquisition of the Walker Group in 2012, and led the Company to record-setting years for revenue, gross profit and operating income in each of the last four years. For a more detailed description of the Company’s financial results for 2015, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

We are committed to “pay for performance,” meaning that a significant portion of our executive officer compensation is variable, “at-risk,” and will be determined based on our performance. In addition, we design our executive compensation to encourage long-term commitment by our executive officers to Wabash National. We believe our executive compensation programs encompass several “best practices” including:

•	Annual Peer Review by Independent Compensation Committee - Annual monitoring of the compensation systems of companies of similar size and similar complexity by our Compensation Committee, with the objective of setting total target compensation (base salary, annual cash incentives and long-term equity incentives) for executives at levels that are generally competitive with our peer group, but also accounting for the Company’s own financial performance objectives and cyclicality. The Compensation Committee is comprised entirely of independent members, and it engages an independent consultant to assist in this annual review process.
•	Pay for Performance - A significant portion (ranging from approximately 65% to 79% of our executives’ target total compensation) is considered to be performance-based, with approximately 79% of our CEO’s total compensation in 2015 (at “Target”) classified as performance-based compensation. To motivate our executive officers to align their interests with those of our stockholders, we provide annual incentives, which are designed to reward our executive officers for the attainment of short-term financial performance goals, as well as long-term incentives, which are designed to reward them for the achievement of identified long-term financial performance goals, as well as for increases in our stockholder value over time.
•	In 2015, we established corporate performance goals under the Company’s Short-Term Incentive Plan based on the Company’s attainment of its Operating Income and Net Working Capital goals, creating a clear and direct relationship between executive pay and the Company’s financial performance in 2015.
•	In 2015, we established a three-year corporate performance period under the Company’s Long-Term Incentive (“LTI”) Plan, requiring the Company to achieve certain Cumulative EBITDA Performance and Relative Total Shareholder Return targets set by the Compensation Committee before LTI Plan participants could earn Performance Stock Units granted under the 2015 LTI Plan. This created a clear and direct relationship between executive pay and the focus on long-term increases in stockholder value.

•	Mitigate Undue Risk – Our compensation practices are designed to discourage excessive risk-taking and/or an emphasis on short-term results at the expense of the long-term performance of the Company. Payouts under all of our compensation programs are “capped” at specified “maximum” payout levels for this reason.
•	Alignment with Shareholders - Long-term incentives are provided to executive officers in the form of stock options, restricted stock units, and performance stock units. These equity-based awards, which vest over a period of three years, constituted between 45% and 58% of our executives’ target total compensation in 2015 (with 58% of our CEO’s target total compensation comprised of equity-linked awards). These awards link compensation with the long-term price performance of our stock and also provide a substantial retention incentive for our executives.
•	Stock Ownership Guidelines - We have adopted Stock Ownership guidelines to encourage the retention of stock by our executives and to strengthen the relationship between compensation and performance.
•	Employment Contracts - We do not have individual employment or severance agreements with any of our NEOs, other than an employment agreement with Mr. Giromini, which was originally executed when he became our COO in 2002. Mr. Giromini’s employment agreement automatically renews each year unless either Mr. Giromini or the Board chooses not to renew the agreement. The Compensation Committee annually reviews the agreement and Mr. Giromini’s performance.
•	Double Trigger Change in Control Benefits - We employ a double-trigger change in control provision as part of our Change-in-Control policy.
•	No Pledging/Hedging Transactions or Short Sales Permitted - We have adopted a policy precluding all directors and associates, including our executive officers, and their Related Persons from pledging or engaging in hedging or short sales with respect to the Company’s stock.
•	No Substantial Perquisites - We do not provide substantial perquisites to our executive officers.
•	No Unique Retirement Programs - We do not have retirement programs uniquely applicable to our executive officers.
•	No Repricing of Underwater Stock Options – We do not permit underwater stock options to be repriced without stockholder approval.

 The Compensation Committee discharges many of the Board’s responsibilities related to executive compensation and continuously strives to align our compensation policies with our performance. The Committee will continue to analyze our executive compensation policies and practices and adjust them as appropriate to reflect our performance and competitive needs. The Board believes that the executive compensation - as disclosed in the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this Proxy Statement - reflects our compensation philosophy and aligns with the pay practices of our peer group.

Effect of the Proposal

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our executive officers’ compensation. This say-on-pay vote is an advisory vote that is not binding on us.

The approval or disapproval by stockholders will not require the Board or the Compensation Committee to take any action regarding the Company’s executive compensation practices. The final decisions on the compensation and benefits of our NEOs and on whether, and if so, how, to address stockholder disapproval remain with the Board and the Compensation Committee.

The Board believes that the Compensation Committee is in the best position to consider the extensive information and factors necessary to make independent, objective, and competitive compensation recommendations and decisions that are in the best interests of Wabash National and its stockholders.

However, the Board and our Compensation Committee value the opinions expressed by stockholders in their vote on this proposal, and will carefully consider the outcome of the vote when making future compensation decisions with respect to our executive officers. In that regard, the Board and our Compensation Committee carefully considered the results of last year’s say-on-pay vote, in which 97% of stockholders voted in favor of our say-on-pay proposal, and took such results into account by continuing to emphasize the core principles of our compensation philosophy and best practices of our compensation programs.

The Board urges you to carefully review the CD&A section of this Proxy Statement, together with the executive compensation tables, which describe our compensation philosophy and programs in greater detail, and to approve the following resolution:

“RESOLVED, that the stockholders hereby approve on an advisory basis the compensation paid to the Wabash National Corporation named executive officers, as disclosed in the Wabash National Corporation Proxy Statement pursuant to the rules of the Securities and Exchange Commission (including the Compensation Discussion and Analysis, compensation tables and narrative discussion).”

Board Recommendation

The Board of Directors UNANIMOUSLY recommends that you vote “FOR” the approval of the compensation of our executive officers, as disclosed in this Proxy Statement.

PROPOSAL 3

Re-Approval of the Performance Goals Included in

the Wabash National Corporation 2011 Omnibus Incentive Plan

We are requesting that our stockholders vote to re-approve the material terms of performance-based compensation under the Wabash National Corporation 2011 Omnibus Incentive Plan (the “2011 Plan”).

In 2011, the Board of Directors adopted, and the stockholders approved, the 2011 Plan. The purpose of the 2011 Plan is to provide eligible persons with an incentive to contribute to the success of the Company and to operate and manage the Company’s business in a manner that will provide for the Company’s long-term growth and profitability to benefit its stockholders and other important stakeholders, including its employees and customers, and provide a means of obtaining, rewarding and retaining key personnel. As of March 31, 2016, there were approximately 2,679,000 shares available for issuance under the 2011 Plan.

This summaries below of the material terms of performance-based compensation and the other principal features of the 2011 Plan are qualified in their entirety by the more detailed terms and conditions of the 2011 Plan, a copy of which is attached as Exhibit A to this Proxy Statement.

Performance Goals

The 2011 Plan is intended to comply with Section 162(m) of the Internal Revenue Code. Section 162(m) places a limit of $1,000,000 on the amount that the Company may deduct in any one taxable year for compensation paid to each of its “covered employees.” The Company’s covered employees include its Chief Executive Officer and each of its other three most highly-paid executive officers, other than the Chief Financial Officer. There is, however, an exception to this limit for compensation earned pursuant to certain performance-based awards. A performance-based award made under the 2011 Plan is eligible for this exception provided that certain Section 162(m) requirements are met. One of these requirements relates to shareholder approval (and, in certain cases, re-approval) of the material terms of the performance goals underlying the performance-based award. The performance goals in the 2011 Plan were approved by shareholders in 2011. Section 162(m) requires re-approval of those performance goals after five years if the Compensation Committee has retained discretion to vary the targets under the performance goals from year to year. Our Compensation Committee has retained discretion to vary the targets under the performance goals from year to year. Accordingly, the Company is seeking re-approval of the performance goals included in the 2011 Plan to preserve the Company’s ability to deduct compensation earned by certain executives pursuant to any performance-based award that may be made in the future under the 2011 Plan.

The following discussion summarizes the material terms of the performance goals under the 2011 Plan, including a description of:

-	Eligibility—the individuals eligible for performance awards under the 2011 Plan;
-	Business Criteria Underlying Performance Goals—the business criteria on which the underlying performance goals are based; and
-	Award Limits—the maximum amount of compensation that may be paid to an eligible participant during a specified period if the performance goals are met.

Eligibility

Awards may be made under the 2011 Plan to employees, officers or directors of the Company or any of our affiliates, or a consultant (who is a natural person) or adviser (who is a natural person) currently providing services to the Company or any of our affiliates.

Business Criteria Underlying Performance Goals.

To be considered performance-based compensation, an award must be subject to the accomplishment of one or more performance goals. Under the 2011 Plan, the performance goals must be related to the following performance measures and are subject to compliance with applicable law:

(a)	total stockholder return;
(b)	such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index;
(c)	net income;

(d)	pretax earnings;
(e)	earnings before interest expense, taxes, depreciation and amortization;
(f)	earnings before interest expense, taxes, depreciation and amortization and before bonuses, service fees, and extraordinary or special items;
(g)	pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items;
(h)	operating margin;
(i)	operating income;
(j)	earnings per share;
(k)	return on equity;
(l)	return on capital;
(m)	return on investment;
(n)	operating earnings;
(o)	working capital;
(p)	ratio of debt to stockholders’ equity;
(q)	free cash flow; and
(r)	revenue.

Any performance measure(s) may be used to measure (i) the performance of the Company, a subsidiary, and/or an affiliate as a whole, (ii) the Company, any subsidiary, and/or any other affiliate or any combination, or (iii) any business unit of the Company, subsidiary, and/or affiliate or any combination thereof, as the Compensation Committee may deem appropriate. The Company may also use any of the above performance measures as compared to the performance of a group of comparator companies, or published or special index that the Compensation Committee, deems appropriate. The Company may also select performance measure (j) above as compared to various stock market indices. The Compensation Committee has the authority to provide for accelerated vesting of any award based on the achievement of performance goals pursuant to the performance measures specified above.

Award Limits.

Awards under the 2011 Plan are subject to the following limits:

The maximum number of shares of Company common stock subject to options or stock appreciation rights (“SARs”) that can be awarded under the 2011 Plan to any person is 750,000 per calendar year; provided, however, that the maximum number of shares of Company common stock subject to options or SARs that can be granted under the 2011 Plan to any person in the year that the person is first employed by the Company, or any affiliate, is 1,000,000.

The maximum number of shares that can be granted under the 2011 Plan to any person, other than pursuant to options or SARs, is 500,000 per calendar year; provided, however, that the maximum number of shares of Company common stock subject to awards other than options or SARs that can be granted under the 2011 Plan to any person in the year that the person is first employed by the Company, or any affiliate, is 600,000.

The maximum amount that may be paid as a performance-based cash-settled award in a 12-month performance period to any person is $2,500,000 and the maximum amount that may be paid as performance-based cash-settled awards in respect of a performance period greater than 12 months by any person is $5,000,000.

The preceding limitations are subject to adjustment for stock dividends and similar events as provided in the 2011 Plan.

It is not possible to determine the actual amount of compensation that will be earned under the 2011 Plan in 2016 or in future years because the awards earned will depend on future performance as measured against the applicable performance goals established by the Compensation Committee. The Company expects that future awards under the 2011 Plan will be granted in a manner substantially consistent with the historical grant of awards under the 2011 Plan. For information regarding past grants and outstanding equity awards, see the disclosure in this Proxy Statement in “Grants of Plan-Based Awards” and “Outstanding Equity Awards at 2015 Fiscal Year-End.”

Other Features of the 2011 Plan

Administration

Except as the Board may otherwise determine, the committee appointed by the Board to administer the 2011 Plan must consist of two or more directors of the Company who: (a) are not officers or employees of the Company, (b) qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, (c) meet such other requirements as may be established from time to time by the SEC for plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act and (d) comply with the independence requirements of the stock exchange on which the our common stock is listed. The 2011 Plan is currently administered by the Compensation Committee of the Board of Directors. Subject to the terms of the 2011 Plan, the Compensation Committee selects participants to receive awards, determines the types of awards and terms and conditions of awards, and interprets provisions of the 2011 Plan. Members of the Compensation Committee serve at the pleasure of the Board of Directors. The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who may also be officers or employees of the Company, to administer the Plan with respect to employees or other service providers who are not executive officers or directors of the Company.

Common Stock Reserved for Issuance under the 2011 Plan

The shares of common stock reserved for issuance under the 2011 Plan consists of authorized but unissued shares or treasury shares or any combination thereof.

Share Usage

Under the terms of the 2011 Plan, any shares of our common stock that are subject to awards are counted against the 2011 Plan share limit as one share for every one share subject to the award. Shares subject to awards granted under the 2011 Plan or the 2007 Omnibus Incentive Plan, as amended (the “2007 Plan”) that terminate by expiration, forfeiture, cancellation, or which are settled in cash in lieu of shares or are exchanged prior to the issuance of shares for awards not involving shares shall be available again for grant under the 2011 Plan. Any shares tendered to pay the option price of an option granted under the 2011 Plan or the 2007 Plan or to satisfy tax withholding obligations associated with an award granted under either plan, shall become available again for grant under the 2011 Plan. Any shares that were subject to a SAR granted under the 2011 Plan that were not issued upon the exercise of such SAR shall become available again for grant under the 2011 Plan.

Amendment or Termination of the 2011 Plan

The Board of Directors may terminate, suspend, or amend the 2011 Plan at any time and for any reason as to any shares as to which awards have not been made. The 2011 Plan will terminate in any event ten years after the effective date of the 2011 Plan, which will be May 19, 2021. Amendments must be submitted for stockholder approval to the extent stated by the Board, required by applicable law or required by applicable stock exchange listing requirements. In addition, no amendment may be made to the no-repricing provisions described below without the approval of the Company’s stockholders.

No-Repricing

Under the 2011 Plan, except in connection with certain corporate transactions, no amendment or modification may be made to an outstanding stock option or SAR, including, without limitation, by replacement of stock options or SARs with another award type, that would be treated as a repricing under the rules of the stock exchange on which our common stock is listed or would replace stock options or SARs with cash, in each case, without the approval of the stockholders provided, that, appropriate adjustments may be made to outstanding stock options and SARs to achieve compliance with applicable law, including the Internal Revenue Code.

Option

The 2011 Plan permits the granting of options to purchase shares of our common stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive stock options. The exercise price of each stock option may not be less than 100% of the fair market value of our common stock on the date of grant date. The fair market value is generally determined as the closing price of the common stock on the grant date or other determination date. In the case of certain 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant. An exception to these requirements is made for options that the Company grants in substitution for options held by employees of companies that the Company acquires. In such a case the exercise price is adjusted to preserve the economic value of the employee’s stock option from his or her former employer.

The term of each stock option is fixed by the Compensation Committee and may not exceed ten years from the date of grant (five years if the optionee is a 10% stockholder and the option is intended to be an incentive stock option). The Compensation Committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the Compensation Committee.

In general, an optionee may pay the exercise price of an option by cash or cash equivalents, or, if the option agreement so provides, by tendering shares of our common stock with a fair market value equal to the option exercise price, by means of a broker-assisted cashless exercise or, any combination thereof. An award agreement may provide for other methods as well.

Other Awards

Under the 2011 Plan, the following types of awards may also be made:

SARs.  A SAR is an award that gives the holder the right to receive, upon exercise thereof, the excess of (a) the fair market value of one share of our common stock on the date of exercise over (b) the SAR exercise price on the grant date. The SAR exercise price must be at least equal to the fair market value of a share of our common stock on the date of grant, as determined in accordance with the 2011 Plan.

Restricted Stock.  Restricted stock is an award of shares of our common stock, which may be granted for no consideration (other than the par value of the shares which is deemed paid by services). At the time a grant of restricted stock is made, the Compensation Committee may establish a period of time applicable to such restricted stock. The Compensation Committee also may, at the time of grant, prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance objectives, applicable to all or any portion of the award of restricted stock. There is a minimum three-year vesting requirement for time-vested restricted stock awards and deferred stock unit awards and one-year minimum vesting requirement for performance-vesting restricted stock awards and deferred stock unit awards, with up to ten percent of shares reserved for issuance under the plan carved-out from the foregoing minimum requirements. Further, the foregoing limitation does not apply to any dividends or dividend equivalent rights, or other distributions, issued in connection with any award granted at any time under the 2011 Plan.

Unless the Compensation Committee provides otherwise in the award agreement, holders of restricted stock will have the right to vote such stock and the right to receive any dividends declared or paid with respect to such stock. The Compensation Committee may provide that any dividends paid on restricted stock must be reinvested in shares of our common stock, which may or may not be subject to the same vesting conditions and restrictions applicable to the restricted stock.

Unrestricted Stock.  An award of unrestricted stock is an award of shares of our common stock free of restrictions. The Compensation Committee may grant (or sell at par value or such other higher purchase price determined by the Compensation Committee) an award of shares of unrestricted stock under the 2011 Plan. Unrestricted stock awards may be granted or sold as described in the preceding sentence in respect of services and other valid consideration, or in lieu of, or in addition to, any cash compensation due to the grantee.

Deferred Stock Units.  A stock unit is a bookkeeping entry that represents the equivalent of one share of Company common stock. The same terms and restrictions as may be set forth by the Compensation Committee with respect to shares of restricted stock apply to deferred stock units. However, holders of deferred stock units will have no rights as stockholders or any other rights (other than those of a general creditor of the Company). The Compensation Committee may provide that the holder of deferred stock units will be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding common stock, a cash payment for each stock unit held equal to the per-share dividend paid on our common stock. The Compensation Committee may also provide in the award agreement that such cash payment will be deemed reinvested in additional deferred stock units at a price per unit equal to the fair market value of a share of Company common stock on the date that such dividend is paid.

Dividend Equivalent Rights.  A dividend equivalent right is an award entitling the recipient to receive credits based on cash distributions that would have been paid on the shares of our common stock specified in the dividend equivalent right (or other award to which it relates) if such shares had been issued to and held by the recipient. The terms and conditions of dividend equivalent rights will be specified in the grant. Except as may otherwise be provided by the Compensation Committee either in the award Agreement, in another agreement with the recipient, or in writing after the award agreement is issued, a recipient’s rights in all dividend equivalent rights will automatically terminate upon the recipient’s termination of service for any reason.

Performance-Based Awards.  These awards are awards of options, SARs, restricted stock, deferred stock units, performance shares or other equity-based awards made subject to the achievement of performance goals over a performance period specified by the Compensation Committee and that comply with applicable law. Subject to the terms of the 2011 Plan, the Compensation Committee may pay earned shares or units in cash or in shares of our common stock (or in a combination of cash and shares of our common stock) equal to the value of the earned common stock or units at the close of the applicable performance period or as soon as practicable thereafter. Performance-based awards to individuals who are covered under Section 162(m) of the Internal Revenue Code, or who the Compensation Committee designates as likely to be covered in the future, will comply with the requirement that payments to such employees qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (as described below) to the extent that the Compensation Committee so designates. Such employees include the chief executive officer and the three highest compensated executive officers (other than the chief financial officer) determined at the end of each year (the “covered employees”).

Recoupment

Award agreements for awards granted pursuant to the 2011 Plan may be subject to mandatory repayment by the recipient to the Company of any gain realized by the recipient to the extent the recipient is in violation of or in conflict with certain agreements with the Company (including but not limited to an employment or non-competition agreement). The Company may also annul an award if the recipient is an employee and is terminated for Cause as defined in the applicable award agreement, the 2011 Plan, or any other agreement with the Company.

Any award granted pursuant to the 2011 Plan shall be subject to mandatory repayment to the extent the recipient is, or in the future becomes, subject to any Company “clawback” or recoupment policy that requires the repayment to the Company of compensation paid to by the Company or an affiliate in the event that such recipient fails to comply with, or violates, the terms or requirements of such policy.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, a recipient subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 and any recipient who knowingly engaged in the misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or was grossly negligent in failing to prevent the misconduct, shall reimburse the Company the amount of any payment in settlement of an award earned or accrued during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Notwithstanding any other provision of the 2011 Plan or any provision of any award agreement, if the Company is required to prepare an accounting restatement, the recipient shall forfeit any cash or stock received in connection with an award (or an amount equal to the fair market value of such stock on the date of delivery thereof to the recipient if the recipient no longer holds the common stock) if, pursuant to the terms of the award agreement for such award, the amount of the award earned or the vesting in the award was expressly based on the achievement of pre-established performance goals set forth in the award agreement (including earnings, gains, or other performance goals) that are later determined, as a result of the accounting restatement, not to have been achieved.

Effect of Certain Corporate Transactions

Certain change of control transactions involving us, such as a sale of the Company, may cause awards granted under the 2011 Plan to vest, unless the awards are continued or substituted for in connection with the change of control transaction.

Adjustments for Stock Dividends and Similar Events

The Compensation Committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2011 Plan, including the individual limitations on awards, to reflect stock splits and other similar events.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits publicly-held companies such as the Company to an annual deduction for federal income tax purposes of $1 million for compensation paid to their covered employees. However, performance-based compensation is excluded from this limitation. The 2011 Plan is designed to permit the Compensation Committee to grant stock options and stock appreciation rights that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

To qualify as performance-based:

(i)	the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;
(ii)	the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception;

(iii)	the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders of the corporation before payment is made in a separate vote;
(iv)	the performance goals must be established not later than the earlier of (a) 90 days after the beginning of any performance period applicable to the award and (b) the day on which 25% of any performance period applicable to the award has expired, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Internal Revenue Code; and
(v)	the Compensation Committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

In the case of compensation attributable to stock options, the performance goal requirement (summarized in (i) above) is deemed satisfied, and the certification requirement (summarized in (v) above) is inapplicable, if the grant or award is made by the Compensation Committee; the 2011 Plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee; and under the terms of the option, the amount of compensation is based solely on an increase in the value of the Company’s common stock after the date of grant.

Under the Internal Revenue Code, a director is an “outside director” of the Company if he or she is not a current employee of the Company; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer of the Company; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a five percent ownership interest), remuneration from the Company in any capacity other than as a director.

Federal Income Tax Consequences

Non-Qualified Options

The grant of an option is not a taxable event for the grantee or the Company. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Company common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of Company common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time the grantee recognizes ordinary income.

A grantee who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of Company common stock will be the fair market value of the shares of Company common stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee’s estate for estate tax purposes.

In the event a grantee transfers a non-qualified stock option to his or her ex-spouse incident to the grantee’s divorce, neither the grantee nor the ex-spouse will recognize any taxable income at the time of the transfer. In general, a transfer is made “incident to divorce” if the transfer occurs within one year after the marriage ends or if it is related to the end of the marriage (for example, if the transfer is made pursuant to a divorce order or settlement agreement). Upon the subsequent exercise of such option by the ex-spouse, the ex-spouse will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares of Company common stock at the time of exercise. Any distribution to the ex-spouse as a result of the exercise of the option will be subject to employment and income tax withholding at this time.

Incentive Stock Options

The grant of an option is not a taxable event for the grantee or for the Company. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of the Company common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of Company common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the Company common stock in an amount generally equal to the excess of the fair market value of the Company common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

SARs

There are no immediate tax consequences of receiving an award of SARs that is settled in Company common stock under the 2011 Plan. Upon exercising a SAR that is settled in Company common stock, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Company common stock on the date of exercise. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Restricted Stock

A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of Common Stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the Company common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the Company common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends paid while the Company common stock is subject to restrictions will be subject to withholding taxes. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Unrestricted Stock

Participants who are awarded unrestricted Company common stock are required to recognize ordinary income in an amount equal to the fair market value of the shares of Company common Stock on the date of the award, reduced by the amount, if any, paid for such shares. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Deferred Stock Units

There are no immediate tax consequences of receiving an award of deferred stock units under the 2011 Plan. A grantee who is awarded deferred stock units is required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Dividend Equivalent Rights

Participants who receive dividend equivalent rights are required to recognize ordinary income in an amount distributed to the grantee pursuant to the award. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Performance-Based Awards

The award of a performance-based award has no federal income tax consequences for us or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Section 280G

To the extent payments that are contingent on a change in control are determined to exceed certain Code limitations, they may be subject to a 20% nondeductible excise tax and the Company’s deduction with respect to the associated compensation expense may be disallowed in whole or in part.

Section 409A

The Company intends for awards granted under the 2011 Plan to comply with Section 409A of the Code. To the extent a grantee would be subject to the additional 20% excise tax imposed on certain nonqualified deferred compensation plans as a result of a provision of an award under the 2011 Plan, the provision will be deemed amended to the minimum extent necessary to avoid application of the 20% excise tax.

Previous Equity Grants Under the 2011 Plan

The following table provides information about all previous equity grants under the 2011 Plan since it was adopted in 2011, as of March 31, 2016:

	Number of Equity Awards Granted Since Inception of 2011 Plan
Name of Individual or Identity of Group	Stock Options (#)	Restricted Stock Units (#)	Performance Stock Units (at Target) (#)
Richard J. Giromini	278,090	263,665	362,306
Jeffery L. Taylor	24,170	56,170	65,103
Erin J. Roth	59,380	50,681	69,835
Mark J. Weber	69,680	63,303	87,797
Brent L. Yeagy	51,540	53,453	74,167
All Current Executive Officers	508,560	517,562	702,194
All Current Directors who are not Executive Officers	0	153,635	0
Nominees for Election as Director	0	0	0
Total amount of awards granted under the Plan (all employees and Directors)	1,240,700	1,451,901	1,353,858

Board Recommendation

The Board of Directors UNANIMOUSLY recommends that you vote “FOR” the re-approval of the performance goals included in the Wabash National Corporation 2011 Omnibus Incentive Plan.

PROPOSAL 4

Ratification of Appointment of Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed the accounting firm Ernst & Young LLP the independent registered public accounting firm for the Company for the year ending December 31, 2016. Ernst & Young acted as our independent auditors for the year ended December 31, 2015. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions. The Audit Committee is responsible for hiring, compensating and overseeing the independent registered public accounting firm, and reserves the right to exercise that responsibility at any time. If the appointment of Ernst & Young is not ratified by the stockholders, the Audit Committee is not obligated to appoint another registered public accounting firm, but the Audit Committee will give consideration to such unfavorable vote.

Board Recommendation

The Board of Directors UNANIMOUSLY recommends that you vote “FOR” ratification of the appointment of

Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

Principal Accounting Fees and Services

The fees billed by Ernst & Young for professional services provided to us for the years ended December 31, 2015 and December 31, 2014 were as follows:

FEE CATEGORY	2015	2014
	($ in thousands)
Audit Fees	$1,342	$1,323
Audit-Related Fees	305	16
Tax Fees	—	—
All Other Fees	—	10
Total Fees	$1,647	$1,349

Audit Fees.

Consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports, and services in connection with securities offerings and registration statements.

Audit-Related Fees.

Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” In 2015 and 2014, these services included audits of benefit plans, services in connection with due diligence related to acquisitions, and other audit-related services.

Tax Fees.

Consist of fees billed for professional services related to tax compliance, tax advice and tax planning.

All Other Fees.

Consist of fees for services provided by Ernst & Young that are not included in the service categories reported above.

In 2015 and 2014, all Ernst & Young fees were pre-approved by the Audit Committee pursuant to the policy described below. After consideration, the Audit Committee has concluded that the provision of non-audit services by Ernst & Young to Wabash is compatible with maintaining the independence of Ernst & Young.

Pre-Approval Policy for Audit and Non-Audit Fees

The Audit Committee has sole authority and responsibility to select, evaluate and, if necessary, replace the independent auditor. The Audit Committee has sole authority to approve all audit engagement fees and terms, and the Committee, or a member of the Committee, must pre-approve any non-audit service provided to the Company by the Company’s independent auditor. The Audit Committee reviews the status of each engagement at its regularly scheduled meetings. In 2015 and 2014, the Committee pre-approved all services provided by the independent auditor. The independent auditor provides an engagement letter in advance of the meeting of the Audit Committee that occurs in connection with our annual meeting of stockholders, outlining the scope of the audit and related audit fees.

Audit Committee Report

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHOULD NOT BE DEEMED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER FILING BY US UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE THIS REPORT.

The Audit Committee of the Board of Directors in 2015 consisted of Mr. Sorensen, Dr. Jischke, and Mr. Kunz. The Committee’s responsibilities are described in a written charter adopted by the Board of Directors in February 2003, and revised and updated in December 2015. The charter is available on our website at www.wabashnational.com or by writing to us at Wabash National Corporation, Attention: Corporate Secretary, P.O. Box 6129, Lafayette, Indiana 47903.

As part of its ongoing activities, the Audit Committee has:

•	Reviewed and discussed with management our audited consolidated financial statements for the year ended December 31, 2015;

•	Discussed with Ernst & Young, our independent auditors for 2015, the matters required to be discussed by Statement on Auditing Standards No. 16, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	Received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence.

On the basis of these reviews and discussions, the Audit Committee recommended that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

AUDIT COMMITTEE

Scott K. Sorensen
Martin C. Jischke
John E. Kunz

General Matters

Availability of Certain Documents

A copy of our 2015 Annual Report on Form 10-K is posted with this Proxy Statement. You also may obtain additional copies without charge and without the exhibits by writing to: Wabash National Corporation, Attention: Corporate Secretary, P.O. Box 6129, Lafayette, Indiana 47903. These documents also are available through our website at www.wabashnational.com.

The charters for our Audit, Compensation, and Nominating and Corporate Governance Committees, as well as our Corporate Governance Guidelines and our Codes of Business Conduct and Ethics, are available on the Corporate Governance page of the Investor Relations section of our website at www.wabashnational.com and are available in print without charge by writing to: Wabash National Corporation, Attention: Corporate Secretary, P.O. Box 6129, Lafayette, Indiana 47903.

Stockholder Proposals and Nominations

Stockholder Proposals for Inclusion in 2017 Proxy Statement.  To be eligible for inclusion in the proxy statement for our 2017 Annual Meeting, stockholder proposals must be received by the Company’s Corporate Secretary no later than the close of business on December 3, 2016. However, if the date of the 2017 Annual Meeting has changed by more than 30 days from the date of the 2016 Annual Meeting indicated herein, then stockholder proposals must be received a reasonable time before the Company begins to print and send its proxy materials for the 2017 Annual Meeting. Proposals should be sent to Wabash National Corporation, Attention: Corporate Secretary, 1000 Sagamore Parkway South, Lafayette, Indiana 47905 and follow the procedures required by Rule 14a-8 of the Securities Exchange Act of 1934.

Stockholder Director Nominations and other Stockholder Proposals for Presentation at the 2017 Annual Meeting.  Under our Bylaws, written notice of stockholder nominations to the Board of Directors and any other business proposed by a stockholder that is not to be included in our proxy statement must be delivered to the Company’s Corporate Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any stockholder who wishes to have a nomination or other business considered at the 2016 Annual Meeting must deliver a written notice (containing the information specified in our Bylaws regarding the stockholder, the nominee and the proposed action, as appropriate) to the Company’s Corporate Secretary between January 11, 2017 and February 11, 2017. However, if the date of the 2017 Annual Meeting is more than 30 days before or after the first anniversary of the 2016 Annual Meeting, any stockholder who wishes to have a nomination or other business considered at the 2017 Annual Meeting must deliver written notice (containing the information specified in our Bylaws regarding the stockholder, the nominee and the proposed action, as appropriate) to the Company’s Corporate Secretary not earlier than 120 days prior to such Annual Meeting and not later than the later of the 90th day prior to such Annual Meeting or the tenth day following the public announcement of such Annual Meeting. SEC rules permit management to vote proxies in its discretion with respect to such matters if we advise stockholders how management intends to vote. A nomination or other proposal will be disregarded if it does not comply with the above procedure and any additional requirements set forth in our Bylaws. Please note that these requirements are separate from the SEC’s requirements to have your proposal included in our proxy materials.

Householding of Proxy Materials

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy of proxy materials is called “householding” and this practice saves us money in printing and distribution costs and reduces the environmental impact of our Annual Meeting. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

Directions to the Annual Meeting

Directions to the 2015 Annual Meeting of Stockholders, to be held at the Wabash National Corporation Ehrlich Innovation Center, located at 3233 Kossuth Street, Lafayette, IN 47905, are set forth below:

Directions from Indianapolis and other points south of West Lafayette:

Take I-65 North toward Chicago to Lafayette Exit 172. Turn left (West) on St. Rd. 26 to U.S. 52. Turn left (South) on U.S. 52, drive approximately 1/2 mile to Kossuth Street. Turn right (West) on Kossuth Street. Drive approximately 1/10 mile; 3233 Kossuth Street (the Wabash National Corporation Ehrlich Innovation Center) will be on the left (South) side of the street.

Directions from Chicago and other points north of West Lafayette:

Take I-65 South to Lafayette Exit 172. Turn right (West) on St. Rd. 26 to U.S. 52. Turn left (South) on U.S. 52, drive approximately 1/2 mile to Kossuth Street. Turn right (West) on Kossuth Street. Drive approximately 1/10 mile; 3233 Kossuth Street (the Wabash National Corporation Ehrlich Innovation Center) will be on the left (South) side of the street.

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not intend to present at the Annual Meeting any matters other than those described in this Proxy Statement and does not know of any matters that will be presented by other parties. If any other matter is properly brought before the meeting for action by the stockholders, proxies in the enclosed form returned to Wabash National will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By Order of the Board of Directors

Erin J. Roth
Senior Vice President
March 31, 2016	General Counsel & Corporate Secretary

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